Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of August 17, 2005

by and between

INTUIT INC.

and

TEKNOWLEDGE CORPORATION

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	2
1.1	Defined Terms	2
1.2	Other Defined Terms	5
1.3	Rules of Construction	7
ARTICLE II	5	PURCHASE AND SALE OF THE TRANSFERRED ASSETS	7
2.1	Purchase and Sale of Transferred Assets	7
2.2	Assumption of Liabilities	9
2.3	Transfer of Transferred Assets and Assumed Liabilities	10
2.4	Procedures for Transferred Assets Not Transferable	10
2.5	Payments Post-Closing	10
ARTICLE III	PURCHASE PRICE	11
3.1	Purchase Price	11
3.2	Allocation of Purchase Price	11
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	11
4.1	Due Organization and Power	11
4.2	Subsidiaries	11
4.3	Authorization and Validity of Agreement	12
4.4	No Conflict	12
4.5	Consents	12
4.6	Conduct of the FS Business	12
4.7	Financial Statements; Undisclosed Liabilities	12
4.8	Title to Transferred Assets; Sufficiency of Assets	13
4.9	Taxes	13
4.10	Legal Proceedings	14
4.11	Licensesand Permits; Compliance with Laws	14
4.12	Employee Benefit Plans	15
4.13	Labor Matters	15
4.14	Intellectual Property	16
4.15	Brokers, Finders, etc	19
4.16	Insurance	19
4.17	Transactions with Related Persons	19
4.18	Books and Records	20
4.19	Certain Contracts	20
4.20	No Liquidation; Winding-Up	20
4.21	Solvency	21
4.22	Accuracy of Materials	21
4.23	Representations Complete	21
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYER	22
5.1	Due Organization	22
5.2	Authorization and Validity of Agreement	22
5.3	Legal Proceedings	22
5.4	No Conflict	22
ARTICLE VI	COVENANTS	22
6.1	Access; Information and Records; Confidentiality	22
6.2	Conduct of the FS Business Prior to the Closing Date	22
6.3	Acquisition Proposals	25
6.4	Non-Solicitation	26
6.5	Non-Competition	26
6.6	Further Actions; Reasonable Best Efforts	26
6.7	Public Announcements	27
6.8	Proprietary Information and Inventions Assignment Agreement	27
6.9	New Employment Arrangements	28
6.10	Employment Benefits	28
6.11	Insurance	29

i

TABLE OF CONTENTS
(continued)

		Page

6.12	Certain Notices	29
6.13	Certain Intellectual Property Covenants	29
6.14	WARN	30
6.15	Confidentiality	30
6.16	Successors	30
6.17	Release of Liens	30
6.18	Discharge of Excluded Liabilities	30
6.19	Operations After the Closing Date	30
6.20	Delivery of Code	32
6.21	Future License of Certain Products	32
ARTICLE VII	TAX MATTERS	32
7.1	Control of Tax Audits	32
7.2	Transfer Taxes	32
ARTICLE VIII	CLOSING	32
8.1	Closing Date	32
8.2	Deliveries by the Buyer	32
8.3	Deliveries by the Company	33
8.4	Escrow	33
ARTICLE IX	CONDITIONS PRECEDENT	33
9.1	Conditions Precedent to Obligations of Parties	33
9.2	Conditions to Obligations of the Buyer	33
9.3	Conditions to the Obligations of the Company	35
ARTICLE X	TERMINATION	35
10.1	Termination	35
10.2	Effect of Termination	36
ARTICLE XI	INDEMNIFICATION	36
11.1	Survival	36
11.2	Indemnification	36
11.3	Procedure for Claims	37
11.4	Limitations on Indemnity Payments	39
11.5	Distribution of Escrow Fund	39
11.6	Treatment of Indemnification Payments	39
ARTICLE XII	MISCELLANEOUS	39
12.1	Notices	39
12.2	Counterparts; Facsimile Signature	40
12.3	Bulk Sales	40
12.4	Further Assurances	40
12.5	Entire Agreement	40
12.6	No Third-Party Beneficiaries	41
12.7	Assignment	41
12.8	Amendment and Modification; Waiver	41
12.9	Enforcement; Jurisdiction	41
12.10	Waiver of Jury Trial	41
12.11	Costs and Expenses	41
12.12	Casualty Losses	41
12.13	Mutual Drafting	42
12.14	Governing Law	42
12.15	Severability	42

ii

Page
Exhibits

Exhibit A Form of Non-Solicitation and Confidentiality Agreement
Exhibit B-1 License Agreement
Exhibit B-2 Integration and Government Business Use License Agreement
Exhibit C Services Agreement
Exhibit D Patent License Agreement
Exhibit E Form of Assignment of Patent Application
Exhibit F Form of Assumption Agreement
Exhibit G Form of Bill of Sale
Exhibit H Form of Escrow Agreement
Exhibit I-1 Form of Mayer, Brown, Rowe & Maw Legal Opinion
Exhibit I-2 Form of Richards Layton & Finger Legal Opinion

Schedules

Schedule 1.1(a): Assigned Contracts
Schedule 1.1(b): FS Business Employees
Schedule 1.1(c): Key Employees
Schedule 1.1(d): Individuals with Knowledge
Schedule 1.1(e): Selected Employees
Schedule 2.1(a)(i): FS Business IP
Schedule 2.1(a)(vi): Tangible Personal Property
Schedule 2.1(b): Other Excluded Assets
Schedule 2.2(b): Other Excluded Liabilities
Schedule 9.2(d): Governmental Consents
Schedule 9.29.2(e): Third Party Consents
Schedule 9.29.2(l): Release of Liens
Schedule 9.2(o): Proprietary Information and Inventions Assignment Agreement
Schedule 9.29.2(p): Continued Agreements
Schedule 11.2(a)(viii): Other Indemnity Matters

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 17, 2005 (this “Agreement”), by and between Intuit Inc., a Delaware corporation (the “Buyer”), and Teknowledge Corporation, a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the Company is engaged in three lines of business: (i) contract research and development in technical application areas, including computer software security, web-based training, distributed systems and knowledge systems for a variety of government agencies (the “Government R&D Contracts Business”); (ii) financial and data aggregation software and services, including, without limitation, designing, developing, providing, selling, marketing, licensing, distributing and supporting the TekPortal eFinance Suite of products, which include an aggregation platform, an open financial exchange product to link aggregated data to Buyer’s Quicken® and Microsoft Corporation’s Money® desktop client software, account opening and identity verification software, and an automated clearing house transfer product to enable user-initiated money transfers from account to account (the “FS Business”); and (iii) licensing Patents and a program to license innovative software technology not yet in the product stage, to other companies that have substantial development and marketing resources as well as sales distribution (the “Patents and Technology Licensing Business”); and

WHEREAS, upon the terms and conditions set forth herein, (i) the Buyer desires to purchase, and the Company desires to sell or cause to be sold (the “Acquisition”) to the Buyer certain property and assets of the FS Business, and in connection therewith the Buyer is willing to assume certain liabilities of the FS Business, and (ii) the Company desires to retain certain other property, assets and liabilities of the FS Business and all property, assets and liabilities relating solely to the Government R&D Contracts Business and the Patents and Technology Licensing Business, all as more particularly described herein, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company believes that the Acquisition, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby are advisable and in the best interests of the Company and its stockholders, and, in furtherance thereof, has unanimously approved, in accordance with applicable Law, the Acquisition, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; and

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to the Buyer to enter into this Agreement, (i) Neil Jacobstein, Dennis Bugbee and Benedict O’Mahoney have entered into a Non-Solicitation and Confidentiality Agreement, in substantially the form attached hereto as Exhibit A (a “Non-Solicition and Confidentiality Agreement”), with the Buyer, and (ii) each Key Employee has entered into an “at-will” employment arrangement with the Buyer or one of its Subsidiaries to be effective as of the Closing Date pursuant to his or her execution of an Offer Letter (collectively, the “Key Employee Offer Letters”); and

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to the Buyer and the Company to enter into this Agreement, and in order to enable the Company to perform its Liabilities after the Closing under the Excluded Contracts, (i) the Buyer and the Company shall have entered into a License Agreement, in the form attached hereto as Exhibit B-1 (the “License Agreement”), (ii) the Buyer and the Company shall have entered into an Integration and Government Business Use License Agreement in the form attached hereto as Exhibit B-2 (the “Integration and Government Business Use License Agreement”), (iii) the Buyer and the Company shall have entered into a Services Agreement, in the form attached hereto as Exhibit C (the “Services Agreement”), and (iv) the Buyer and the Company shall have entered into a Patent License Agreement, in the form attached hereto as Exhibit D (the “Patent License Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1	Defined Terms. Defined terms used in this Agreement have the meanings ascribed to them as follows:

“Affiliate”shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. When used in this Agreement, “control” (including, with its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Assigned Contracts” shall mean all rights of the Company under all Contracts (i) set forth on Schedule 1.1(a); and (ii) other than Customer/Distributor Contracts, that are used in or necessary for the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted or to which any of the Transferred Assets or Assumed Liabilities is subject and which in each case the Buyer determines, in its sole discretion, to assume in the Acquisition pursuant to Section 6.12(b).

“Assignment of Patent Application” shall mean the Assignment of Patent Application to be executed by the Company and the Buyer on the Closing Date substantially in the form of Exhibit E.

“Assumption Agreement” shall mean the Assumption Agreements to be executed by the Buyer and the Company on the Closing Date substantially in the form of Exhibit F.

“Bill of Sale” shall mean the Bills of Sale to be executed by the Company and the Buyer on the Closing Date substantially in the form of Exhibit G.

“Books and Records” shall mean originals or true copies of all agreements, documents, books, records, invoices, correspondence and files of the Company and its Subsidiaries, including records and files stored on computer disks or tapes or any other storage medium prepared, relating to, used or held for use in each case primarily in connection with, the conduct or operation of the FS Business, including all data and records pertaining to the Transferred Employees, but not including any agreements, documents, books, records, invoices, correspondence and files of the Company and its Subsidiaries (or portions thereof) to the extent they relate solely to the Excluded Liabilities.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in San Francisco, California are required or authorized by law, executive order or governmental decree to be closed.

“Code”shall mean the Internal Revenue Code of 1986, as amended.

“Company Plan Obligations” shall mean any and all Liabilities under or otherwise with respect to any Company Plans.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated May 3, 2005, between the Company and the Buyer.

“Contracts”shall mean all written and oral contracts, agreements, leases, subleases, licenses, purchase orders, invoices, instruments of indebtedness, mortgages, deeds of trust, guarantees and any other binding contractual arrangements to which the Company or any of its Subsidiaries is a party.

“Customer/Distributor Contracts” shall mean all Contracts under which, or in connection with which, the Company or any of its Subsidiaries: (i) sells or licenses any Products for use by the purchaser or licensee thereof or its customers; (ii) provides any services in connection with any Products; (iii) provides compensation to any Person (not including Employees) in connection with any such sales or services; (iv) assumes any Liabilities in connection with any such sales or services; (v) allows any Person to sell, resell, distribute or provide services in connection with any Products; or (vi) undertakes an obligation to do any of the foregoing.

“dollars”or “$” shall mean United States dollars.

“Employee”shall mean any employee, independent contractor or consultant involved in any aspect of or providing service to the Company.

“Employee Obligations” shall mean any and all Liabilities (including, without limitation, wages, salaries, bonuses, commissions, WARN payments, vacation pay, severance pay, benefits, taxes, tax withholding, or otherwise) with respect to any Person currently or formerly employed by, a director of, or otherwise providing services to the Company or any of its Affiliates, regardless of when any such Liabilities arise, except for those Liabilities that arise on and after the Closing Date that relate directly to the Transferred Employees’ employment by, or subsequent termination of employment with, the Buyer or any of its Affiliates from and after the Closing.

“ERISA”shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” shall mean American Stock Transfer & Trust Company.

“Escrow Amount”shall mean One Million Fifty Thousand Dollars ($1,050,000).

“Escrow Fund” shall mean the Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in the Escrow Agreement and in ARTICLE XI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FS Business Employee” shall mean any Employee listed on Schedule 1.1(b).

“GAAP”shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Intellectual Property” shall mean collectively, on a worldwide basis, all of the following types of intangible assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents and patent disclosures; (ii) all trademarks, service marks, trade dress, logos, domain names, URLs, trade names, brand names, model names, corporate names and other source indicators, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrights (whether registered or unregistered), and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential information (including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, sales prospect, distributor and supplier lists, pricing and cost information, and marketing plans and proposals); (vi) all computer software, including all Source Code, Object Code, firmware, requirements documents, design documents, quality assurance documents and tests results, documentation, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vii) all industrial designs and any registrations and applications therefore; (viii) all databases and data collections and all rights therein; (ix) all “moral rights” and other rights of attribution and integrity of works; (x) any similar, corresponding or equivalent rights to any of the foregoing; (xi) all joint or partial interests in any of the foregoing; and (xii) all rights to pursue, recover and retain damages, costs and attorneys’ fees for infringement or misappropriations of any of the foregoing after the Closing Date.

“Key Employees” shall mean the FS Business Employees listed on Schedule 1.1(c).

“Knowledge of the Buyer” shall mean, with respect to any matter in question, the knowledge, after reasonable inquiry, of the Chief Executive Officer and Chief Financial Officer of the Buyer.

“Knowledge of the Company” shall mean, with respect to any matter in question, the knowledge, after reasonable inquiry, of individuals listed on Schedule 1.1(d).

“Law”shall mean any applicable federal, state, local or foreign law, statute, common law, rule, regulation, code, directive, ordinance or other requirement of general application of any Governmental Authority.

“Liabilities”means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Licenses and Permits” shall mean all licenses, permits, concessions, exemptions, consents, franchises, certificates, variances, approvals and other authorizations that are required by Governmental Authorities or otherwise under any applicable Law to own or use the Transferred Assets as currently used and as currently contemplated by the Company to be used.

“Lien”shall mean any lien, claim, charge, option, mortgage, pledge or security interest, rights of first refusal or rights of first offer, encumbrance (including leases, easements, licenses, zoning ordinances, covenants, conditions, restrictions and rights-of-way) or other similar right affecting real or personal property, in each case, whether arising by contract, operation of law or otherwise.

“Material Adverse Effect” shall mean any event, occurrence, state of facts, change, circumstance or effect that, individually or together with other events, occurrences, state of facts, changes, circumstances or effects, (i) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, businesses or results of operation of the FS Business, or (ii) has, or would reasonably be expected to have, a material adverse effect on the ability of the Company to (x) consummate the transactions contemplated by this Agreement or the Related Agreements on a timely basis or (y) pay its debts as they come due in the ordinary course and perform its obligations under the Excluded Contracts; provided, however, that for purposes of clause (i) above, any event, occurrence, state of facts, change, circumstance or effect that results from or is attributable to the public announcement or disclosure of the execution of this Agreement and the consummation by the Company of the transactions contemplated hereby shall not be deemed, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect.

“Object Code” shall mean computer software, substantially or entirely in binary form used in or necessary for the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order”shall mean any order, writ, injunction, judgment, decree or ruling entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Authority of competent jurisdiction.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’ or repairmen’s Liens arising in the ordinary course of business and securing payments or obligations that are not delinquent; (ii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable; and (iii) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as used as of the date hereof.

“Person”shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Proceeding”shall mean any action, suit, dispute, litigation, hearing, claim, grievance, arbitral action or other proceeding before any Governmental Authority or arbitrator, at law or in equity.

“Related Agreements” shall mean the Confidentiality Agreement, the Non-Solicitation and Confidentiality Agreement, the License Agreement, the Integration and Government Business Use License Agreement, the Services Agreement, the Patent License Agreement, the Assumption Agreements, the Bills of Sale, the Assignment of Patent Application and all other agreements and certificates entered into by the Company in connection with the transactions contemplated hereby.

“Representative”shall mean any attorney, accountant, financial advisor or other authorized representative or agent of any Person.

“SEC”shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selected Employees” shall mean the FS Business Employees to whom the Buyer or any of its subsidiaries has extended an offer of employment or an offer to be an independent contractor, excluding the Key Employees, as listed on Schedule 1.1(e).

“Source Code” shall mean computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form used in or necessary for the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted.

“Subsidiary”and “Subsidiaries” when used with respect to any Person shall mean any Person in which such Person directly or indirectly owns 50 percent or more of the aggregate voting stock. For purposes of this definition, “voting stock” means stock or other interests that ordinarily have voting power for the election of directors or managers.

“Tax”or “Taxes” shall mean any taxes of any kind, including those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts (including any interest thereon) imposed by any Governmental Authority.

“Tax Returns” shall mean all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Employee” shall mean each Selected Employee who (A) receives and accepts an offer of at-will employment or an offer to be an independent contractor from the Buyer or any of its Subsidiaries prior to the Closing Date and (B) is an employee or independent contractor of the Buyer or any of its Subsidiaries immediately following the Closing Date.

1.2	Other Defined Terms. The following capitalized terms are defined in this Agreement in the Section indicated below:

Defined Term	Section
1060 Forms	3.2
Acquisition	Recitals
Assumed Liabilities	2.2(a)
Buyer	Preamble
Claim Notice	11.3(a)
Closing	8.1
Closing Date	8.1

Defined Term	Section
COBRA	4.12(d)
Company	Preamble
Company Disclosure Schedule	Article
Company Financial Statements	4.7(b)
Company Plans	4.12(a)
Company Registered IP	4.14(c)
Company SEC Documents	4.7(a)
Confidential Information	4.14(p)
Consents	2.4
Consultant Proprietary Information Agreement	4.14(p)
Employee Proprietary Information Agreement	4.14(p)
Escrow Agreement	8.4
Escrow Period	11.2(b)
Excluded Assets	2.1(b)
Excluded Contracts	2.1(b)(v)
Excluded Liabilities	2.2(b)
FS Business	Recitals
FS Business IP	4.14(b)
Government R&D Contracts Business	Recitals
In-Licensed IP	4.14(h)
Indemnified Party	11.2(a)
Integration and Government Business Use License Agreement	Recitals
Key Employee Offer Letters	Recitals
Losses	11.2(a)
License Agreement	Recitals
Non-Competition Period	6.5(a)
Non-Solicitation and Confidentiality Agreement	Recitals
Offer Letter	6.9(a)
Patent License Agreement	Recitals
Patents	4.14(b)
Patents and Technology Licensing Business	Recitals
Products	4.14(a)
Public Software	4.14(i)
Purchase Price	3.1
Purchase Price Allocation	3.2
QSG	6.4(b)
Records	2.1(a)(iii)
Related Persons	4.17
Release Date	11.5
Services Agreement	Recitals
Tangible Personal Property	2.1(a)(vi)
Tax Proceeding	7.1
Termination Date	10.1(b)
Third Party Claims	11.3(d)
Transfer Taxes	7.2
Transferred Assets	2.1(a)
Violation	4.4
WARN	4.13(b)

1.3	Rules of Construction . References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE TRANSFERRED ASSETS

2.1	Purchase and Sale of Transferred Assets.

(a)	On the terms and subject to the conditions of this Agreement and subject to Section 2.1(b), the Company shall, at the Closing, sell, assign, transfer, convey and deliver to the Buyer, or cause to be sold, assigned, transferred, conveyed and delivered to the Buyer, and the Buyer shall purchase from the Company and its Subsidiaries, at the Closing, all of the Company’s and its Subsidiaries’ right, title and interest in, to and under all of the following properties, assets, rights and claims, wherever located, whether tangible or intangible, personal or mixed (collectively, the “Transferred Assets”):

(i)	all FS Business IP, including, without limitation, the FS Business IP listed on Schedule 2.1(a)(i), and tangible embodiments thereof, including, without limitation, the Products, other than the Intellectual Property listed on Schedule 2.1(b);

(ii)	all Assigned Contracts;

(iii)	to the extent relating to the Transferred Assets or the Assumed Liabilities at the Closing Date, originals or true copies of all Tax records, correspondence and other documents, records and files, including user manuals, and any rights thereto owned, employed or used by the Company and its Subsidiaries other than organization documents, minute and stock record books and the corporate seal of the Company and its Subsidiaries (the “Records”); provided, that, in the case of any Records which relate to both the Transferred Assets or the Assumed Liabilities on the one hand, and the Government R&D Contracts Business and the Patents and Technology Licensing Business or any other assets or liabilities of the Company or any of its Subsidiaries, on the other, the Company shall have the right to redact any portions of the same to the extent that they relate solely to the Government R&D Contracts Business and the Patents and Technology Licensing Business or such other assets or liabilities;

(iv)	all records relating to Transferred Employees, excluding any such records the transfer of which is prohibited by applicable Law;

(v)	all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights to insurance proceeds and rights under and pursuant to all express and implied warranties, representations and guarantees made by suppliers of Products, materials or equipment, or components thereof), pertaining to, arising out of, and inuring to the benefit of the Company and its Subsidiaries to the extent relating to the Transferred Assets or the Assumed Liabilities;

(vi)	each item or distinct group of furniture, fixtures, equipment, machinery, computers, servers, communications and networking equipment and other tangible personal property set forth on Schedule 2.1(a)(vi) (the “Tangible Personal Property”);

(vii)	all sales and promotional literature, graphics and other sales-related materials, and all lists of customers, suppliers, vendors, distributors and prospects, relating to or used in the FS Business;

(viii)	all web-site pages relating to the FS Business;

(ix)	all Licenses and Permits, subject to Section 2.4; and

(x)	all insurance proceeds received by the Company or any of its Subsidiaries in respect of any Transferred Assets as a result of any damage or claim occurring between the date of this Agreement and the Closing Date and any rights, claims or causes of action existing or arising in respect of the Transferred Assets as of the Closing Date under the Company’s insurance policies.

(b)	The Transferred Assets shall exclude, and the Company and its Subsidiaries shall retain, all of the Company’s and its Subsidiaries’ right, title and interest in, to and under all other properties, assets, rights and claims of every kind and nature (the “Excluded Assets”), including the following properties, assets, rights and claims:

(i)	all cash, cash equivalents and bank accounts owned by the Company and its Subsidiaries as of the Closing;

(ii)	all Tax refunds, Tax losses, Tax carryforwards, Tax credits and Tax benefits or claims of the Company and its Subsidiaries;

(iii)	the minute books for the board of directors, committees or stockholders’ meetings, incorporation documents, Taxpayer identification numbers, stock transfers and Tax or similar or related corporate records of the Company and its Subsidiaries, and shares of capital stock or other equity interests in the Subsidiaries of the Company and other business entities owned by the Company;

(iv)	any rights, claims and credits, including all guarantees, warranties, indemnities and similar rights, in favor of the Company or any of its Subsidiaries, to the extent relating to any Excluded Assets or any Excluded Liabilities;

(v)	all Contracts that are not Assigned Contracts (including all Customer/Distributor Contracts and all leases of real property) (the “Excluded Contracts”);

(vi)	all real property owned or leased by the Company;

(vii)	all books, records, files, documents, data, information and correspondence of the Company, other than the Records, to the extent not otherwise included in the Transferred Assets;

(viii)	all sales and promotional literature, graphics and other sales-related materials, and all lists of customers, suppliers, vendors, distributors and prospects, relating to or used in the Government R&D Contracts Business and the Patents and Technology Licensing Business;

(ix)	subject to Section 6.11 and other than any rights included in the Transferred Assets, any insurance policies of the Company and its Subsidiaries or rights thereunder or proceeds thereof;

(x)	any Company Plan qualified under Section 401(a) of the Code (or related trust), or any assets thereof;

(xi)	all inventory, merchandise, finished goods, work-in-progress, raw materials, packaging, supplies and other personal property maintained, held or stored by or for the Company, and any prepaid deposits for any of the same;

(xii)	all accounts receivable, whether billed or unbilled, notes and other amounts receivable from third parties, including, without limitation, customers and employees, and all prepaid expenses and deposits and other current assets related to the FS Business, together with any unpaid financing charges accrued thereon;

(xiii)	the FS Business as a going concern;

(xiv)	the goodwill of the Company and its Subsidiaries relating to the FS Business;

(xv)	all rights of the Company under this Agreement and the Related Agreements;

(xvi)	to the extent not otherwise included in the Transferred Assets, all assets used in the Government R&D Contracts Business and the Patents and Technology Licensing Business;

(xvii)	to the extent not otherwise included in the Transferred Assets, all web-sites relating to the Government R&D Contracts Business and the Patents and Technology Licensing Business; and

(xviii)	all assets set forth on Schedule 2.1(b).

(c)	Notwithstanding anything to the contrary contained in this Agreement, the Company may retain, at its expense, one archival copy of (i) all Records and other documents and materials conveyed hereunder solely for use in connection with Tax Proceedings, preparing Tax Returns, preparing financial statements for periods ending after the Closing Date or otherwise necessary for the Company to fulfill its obligations under Customer/Distributor Contracts; and (ii) all Assigned Contracts; provided, however, that the Company shall maintain such items in accordance with the provisions of this Agreement and the Confidentiality Agreement.

2.2	Assumption of Liabilities.

(a)	On the terms and subject to the conditions of this Agreement, the Buyer shall, at the Closing, assume and shall pay, perform and discharge when due the following, and only the following, Liabilities (the “Assumed Liabilities”):

(i)	all Liabilities arising under the Assigned Contracts, to the extent such Liabilities (A) were not due to have been satisfied or discharged prior to the Closing Date; (B) do not arise as a result of a default or breach of such Assigned Contract or this Agreement by the Company or its Subsidiaries; and (C) are not set forth on Schedule 2.2(b); and

(ii)	all Liabilities arising as a result of the post-Closing ownership or use by the Buyer and any of its Affiliates of the Transferred Assets, or the post-Closing employment by, or subsequent termination of employment with the Buyer and its Affiliates of any Transferred Employees, in each case other than any Excluded Liabilities.

(b)	The Company and its Subsidiaries shall retain, and shall be responsible for paying, performing and discharging when due, and the Buyer shall not assume or have any responsibility for, any Liabilities of the Company and its Subsidiaries other than the Assumed Liabilities, whether arising prior to, on or after the Closing Date (the “Excluded Liabilities”), including, without limitation:

(i)	Liabilities related to or arising out of the use or ownership of any Excluded Asset;

(ii)	Liabilities to the extent arising from or as a result of the conduct of any business of the Company or any of its Subsidiaries, including the FS Business, other than the Assumed Liabilities, including any action, suit, claim or proceeding related thereto, regardless of when filed;

(iii)	Employee Obligations and Company Plan Obligations;

(iv)	Liabilities of the Company or any Affiliate of the Company for Taxes other than Taxes apportioned to the Buyer under Section 7.2;

(v)	Liabilities of the Company or its Subsidiaries to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commissions, or any legal, accounting, valuation and other fees and expenses, with respect to the transactions contemplated by this Agreement;

(vi)	Liabilities of the Company relating to the FS Business, to the Company or any other Subsidiary or Affiliate of the Company for any management or similar fees;

(vii)	Liabilities relating to any claim for personal injury or property damage arising prior to the Closing Date or from the use or sale of any Products and based on product liability, strict liability or other similar theories of recovery, whether arising in contract or tort or otherwise;

(viii)	Liabilities arising under the Excluded Contracts;

(ix)	Liabilities arising from or as a result of the sale, lease, license, transfer or other disposition of Products prior to the Closing Date, including for product customization, support, maintenance or warranty;

(x)	Liabilities for any infringement from the use of the FS Business IP, as comprised and used by the Company prior to the Closing Date, whether by the Company or any other Person, including the Buyer, of any third party’s Intellectual Property;

(x) Liabilities arising from or as a result of the Company changing the manner in which support is provided or ceasing the sale, distribution and other disposition or provision of Products and any updates, upgrades, modifications, new versions, ports, or translations thereof;

(xii)	except to the extent expressly set forth in Section 2.2(a), Liabilities relating to the FS Business, the Products, the Transferred Assets or the FS Business Employees or arising out of the operation or ownership of the FS Business or the employment of the FS Business Employees, in each case, prior to the Closing Date; and

(xiii)	Liabilities set forth on Schedule 2.2(b).

2.3	Transfer of Transferred Assets and Assumed Liabilities. The Transferred Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer, assumption agreements, deeds, endorsements, consents or other instruments in such form as is necessary to effect a conveyance of good right, title and interest in, to and under the Transferred Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made, including the Bills of Sale, the Assumption Agreement and the Assignment of Patent Application, and which shall be satisfactory to the Buyer and the Company, to be executed (upon the terms and subject to the conditions hereof) on the Closing Date by the Company and/or its applicable Subsidiaries and the Buyer, and such other conveyance and assumption documents as may be required in such jurisdictions.

2.4	Procedures for Transferred Assets Not Transferable. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to the Buyer of any Transferred Asset is prohibited by applicable Law or would require any governmental or third-party authorizations, approvals, consents or waivers (collectively, “Consents”) or would constitute a breach or would in any way adversely affect the rights of the Buyer to any Transferred Asset, each of the Company and the Buyer shall use its, and shall cause its Subsidiaries and Affiliates to use their respective, reasonable best efforts to obtain all applicable Consents prior to the Closing and if any such Consents shall not have been obtained prior to the Closing, this Agreement shall not constitute an agreement to sell, convey, transfer, assign or deliver (or a sale, conveyance, transfer, assignment or delivery of) such Transferred Asset if any of the foregoing would constitute a breach of applicable Law or the rights of any third party; provided, however, that, subject to the satisfaction or waiver of the conditions set forth in this Agreement, the Closing shall occur notwithstanding the foregoing on the terms set forth herein; and provided further, however, that the Company shall not be relieved of its obligation to sell, and the Buyer of its obligation to purchase, such Transferred Assets. Following the Closing, the parties shall use their reasonable best efforts and shall cooperate with each other to obtain promptly all applicable Consents. Pending the obtaining of, or in the absence of, such Consents, the parties shall use their respective reasonable best efforts to implement an alternative arrangement to permit the Buyer to realize, receive and enjoy substantially similar rights and the full benefits of such Transferred Assets and to be responsible for the Assumed Liabilities related thereto as if such impediment to assignment or transfer did not exist, and to enable the Buyer to conduct the FS Business until such Consent is obtained; provided, however, that after the Closing, the Company shall, and shall cause its Subsidiaries to, enforce, upon and at the request of the Buyer and for the benefit of the Buyer, any rights of the Company or its Subsidiaries arising with respect to third parties party thereto. If such required Consents are obtained, the Company shall, and shall cause its Subsidiaries to, promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Transferred Asset to the Buyer. The provisions of this Section 2.4 shall not in any way limit the Buyer’s rights under this Agreement in the event that the conditions to Closing are not satisfied.

2.5	Payments Post-Closing.

(a)	If, following the Closing Date, the Company or any of its Affiliates receives any payment or other proceeds (including the benefit of a mistaken payment) relating to any Transferred Assets, the Company shall, and shall cause its Affiliates, to promptly remit to the Buyer the amount of any such payments to the extent relating to the Transferred Assets.

(b)	If, following the Closing Date, the Buyer or any of its Affiliates receives any payment or other proceeds (including the benefit of a mistaken payment) relating to any Excluded Assets, the Buyer shall, and shall cause its Affiliates, to promptly remit to the Company the amount of any such payments to the extent relating to the Excluded Assets.

ARTICLE III
PURCHASE PRICE

3.1	Purchase Price. The aggregate purchase price for the Transferred Assets shall be Seven Million Dollars ($7,000,000) (the “Purchase Price”).

3.2	Allocation of Purchase Price. The Buyer shall provide to the Company no later than thirty (30) days after the Closing Date copies of a schedule allocating the Purchase Price (and any Assumed Liabilities that are properly treated as purchase price in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder) paid by the Buyer among the Transferred Assets (the “Purchase Price Allocation”), which Purchase Price Allocation shall have been determined by Deloitte & Touche LLP or its affiliates, an independent third party appraiser retained by the Buyer. The Buyer and the Company recognize that the Purchase Price does not include the Buyer’s acquisition expenses and that the Buyer shall allocate such expenses in its sole discretion. The Buyer and the Company agree to (i) be bound by such allocation, (ii) act in accordance with the computations and allocations as determined pursuant to the Purchase Price Allocation in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law (“1060 Forms”), (iii) cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law and (iv) take no position and cause their Affiliates to take no position inconsistent with the Purchase Price Allocation for income Tax purposes, including United States federal and state income Tax and foreign income Tax, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty (30) days prior to the filing of their respective 1060 Forms (both initial and supplemental) relating to this transaction, each party shall deliver to the other party a copy of its 1060 Forms.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the specific section, subsection, paragraph and subparagraph numbers of this Agreement to which the information stated in such disclosure relates) supplied by the Company to the Buyer and dated as of the date hereof, on the date hereof (the “Company Disclosure Schedule”) and as of the Closing, as though made at the Closing, as follows:

4.1	Due Organization and Power . The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries (i) has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as it is now contemplated by the Company to be conducted, including the FS Business, and (ii) is in good standing and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification necessary, except where the failure to so qualify or be in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

4.2	Subsidiaries.

(a)	The Subsidiaries of the Company are set forth on Section 4.2(a) of the Company Disclosure Schedule. None of the Subsidiaries of the Company owns assets or properties or conducts operations that are used in or necessary for the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted.

(b)	Neither the Company nor any of its Subsidiaries has, owns or controls (of record or beneficially), directly or indirectly, any interest in any other Person, or is a party to or participant in any partnership, joint venture or other similar investment, that owns assets or properties or conducts operations that are used in or necessary for the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted.

4.3	Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and any Related Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Company is or will be necessary for the execution, delivery and performance by the Company of this Agreement and any Related Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the Buyer, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that their enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law). The Company’s Board of Directors, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Acquisition are in the best interests of the Company, the stockholders of the Company and the creditors of the Company, (ii) determined that the Purchase Price constitutes fair and reasonably equivalent value for the Transferred Assets, and (iii) approved this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Acquisition. The Transferred Assets do not constitute “substantially all” of the Company’s assets within the meaning of Section 271 of the Delaware General Corporation Law. No vote or approval of the stockholders of the Company is required to approve the Acquisition and the consummation of the transactions contemplated by this Agreement and the Related Agreements.

4.4	No Conflict. The execution and delivery of this Agreement and any Related Agreements to which it is a party by the Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (i) violate any provision of the certificate of incorporation, by-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, acceleration or increase of any obligation, liability or fee or the loss of a material benefit under, or the creation of a Lien on any assets of the Company (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to any Contract, including any of the Assigned Contracts, or (iii) result in any Violation of any Order or Law applicable to the Company.

4.5	Consents. No consent, approval, Order, Licenses and Permits, or registration, declaration or filing with, or notice to, any Governmental Authority or of, with or from any other Person, is required in connection with the execution and delivery of this Agreement and any Related Agreements to which it is a party by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, except for such consents, approvals, Orders, Licenses and Permits, registrations, declarations and filings from or with any Governmental Authority which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with (i) the conduct of the FS Business as currently conducted, or as currently contemplated by the Company to be conducted, (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or the Related Agreements on a timely basis, or (iii) the Company’s ability to pay its debts as they come due in the ordinary course and perform its obligations under the Excluded Contracts.

4.6	Conduct of the FS Business. Except as expressly contemplated hereby, since January 1, 2005 to the date of this Agreement, (i) the Company and its Subsidiaries have conducted the operations of the FS Business only in the ordinary course of business consistent with past practice and have not taken any action that would have been prohibited by Section 6.2 if this Agreement had been in effect at the time such action was taken and (ii) there has not been any Material Adverse Effect.

4.7	Financial Statements; Undisclosed Liabilities.

(a)	The Company has filed, and will file, on a timely basis, all required reports, schedules, prospectuses, registration statements, proxy and information statements and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of such filing), the Company SEC Documents complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Company SEC Documents when filed contained, or will contain, any untrue statement of material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments of the SEC with respect to the Company SEC Documents.

(b)	Each of the consolidated financial statements of the Company and its Subsidiaries (including the related notes and schedules) included in the Company SEC Documents (collectively, the “Company Financial Statements”), (i) complied or will comply, as the case may be, as to form, as of its date of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, to the extent permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be disclosed therein) and (iii) fairly present, or will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The Books and Records are true, correct and complete in all respects, have been maintained in accordance with good practice, and reflect the basis for the financial position and results of operations of the FS Business as set forth in the Financial Statements.

(c)	Neither the Company nor any of its Subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, except (i) Liabilities reflected in the Company’s balance sheet as of June 30, 2005 (including any related notes thereto), (ii) Liabilities incurred since June 30, 2005 and prior to the date hereof in the ordinary course of business, none of which individually (in the case of this clause (ii) is material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (iii) Liabilities incurred after the date hereof and not prohibited under Section 6.2.

(d)	The Company has delivered to the Buyer a true and complete copy of the valuation report prepared by American Appraisal Associates (the “Appraisal”). The assumptions stated in the Appraisal are believed by the Company to be reasonable as of the date of this Agreement. The Company has not been notified that the Appraisal has been or will be altered or amended in any respect.

4.8	Title to Transferred Assets; Sufficiency of Assets.

(a)	The Company or its applicable Subsidiaries have good, valid and marketable title, of record and beneficially, to all of the Transferred Assets and at the Closing will transfer and deliver to the Buyer legal and valid title to the Transferred Assets, free and clear of all Liens, other than Permitted Liens.

(b)	The Transferred Assets and the Excluded Assets constitute all the properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights as are adequate for, the conduct of the FS Business as it is currently being conducted and as it is currently contemplated by the Company to be conducted, and, with respect to contract rights, the Company or its Subsidiaries are a party to and enjoy the right to the benefits of all Assigned Contracts. The Company has caused the Transferred Assets to be maintained in accordance with good business practice, and all the Transferred Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended, normal wear and tear excepted.

4.9	Taxes.

(a)	All Tax Returns in respect of real and personal, ad valorem, transfer and similar taxes (“Property Taxes”) required to be filed in connection with the Transferred Assets have been timely filed. All Property Taxes required to be paid in connection with the Transferred Assets have been timely paid (whether or not shown to be due on such Tax Returns). All such Tax Returns are true, correct and complete.

(b)	There is no Proceeding, investigation, audit or examination proposed in writing or currently ongoing in connection with the FS Business in respect of any Property Tax. No deficiencies for any Property Taxes have been proposed, asserted or assessed in connection with the Transferred Assets. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to pay any Property Tax or to file any Tax Return in respect of Property Taxes. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Property Taxes or agreed to any extension of time with respect to a Property Tax assessment or deficiency. None of the Company or any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return in respect of Property Taxes that was not filed.

(c)	All Taxes required to have been withheld in connection with the Transferred Assets and Transferred Employees have been withheld and paid over to the proper Governmental Authority.

(d)	There are no Liens for Taxes upon any of the Transferred Assets (other than for Taxes not yet due and payable).

4.10	Legal Proceedings. There are no material Proceedings which are pending or, to the Knowledge of the Company, threatened against, affecting or involving the Company or challenging the validity of this Agreement, the Related Agreements or any of the transactions contemplated hereby and thereby. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any Order, except for those that, individually or in the aggregate, would not reasonably be expected to interfere in any material respect with (i) the conduct of the FS Business as currently conducted, or as currently contemplated by the Company to be conducted, (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or the Related Agreements on a timely basis, or (iii) the Company’s ability to pay its debts as they come due in the ordinary course and perform its obligations under the Excluded Contracts. There are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle-blower complaints that are pending, or to the Knowledge of the Company (with respect to SEC inquiries or investigations, other governmental inquiries or investigations, or whistle-blower complaints made to Persons other than the Company only), threatened, relating to, affecting or involving, the Company.

4.11	Licenses and Permits; Compliance with Laws.

(a)	The Company owns or possesses all material Licenses and Permits, and has made all material filings, applications and registrations with all Governmental Authorities necessary for the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted, and all such Licenses and Permits are in full force and effect.

(b)	No loss of any such material Licenses and Permits is pending in any Proceeding or, to the Knowledge of the Company, has been threatened by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable Law and all such Licenses and Permits may be transferred to the Buyer or its Subsidiaries.

(c)	The Company has complied with (A) all terms and conditions of the Licenses and Permits and (B) all Laws applicable to the operation of the FS Business and ownership or use of the Transferred Assets, and the Company has not received any notice of any pending Proceeding alleging facts which, if true, would constitute a failure to comply with either (A) or (B) of this Section 4.11(c).

(d)	There are no (A) unresolved violations, criticisms or exceptions noted by any Governmental Authority in any report, comment letter or other statement relating to or based on any examinations of the FS Business or, with respect to the FS Business or the Transferred Assets or the Company or (B) written agreements, memoranda of understanding, commitment letters or similar undertakings to which the FS Business or, with respect to the FS Business and the Transferred Assets, the Company is a party, or Orders from, or any resolution adopted at the request of, any Governmental Authority.

(e)	Neither the Company or any of its Subsidiaries (a) is subject to regulation, supervision or examination by any state or Federal depository institution regulatory agency or department, (b) is subject to regulation or examination under the provisions of Section 7 of the Bank Service Corporation Act, 12 USC 1867, or (c) has been examined by any Federal depository institution regulatory agency and received notice that the results of such examination were less than satisfactory in any material respects.

4.12	Employee Benefit Plans.

(a)	Except as would not have a Material Adverse Effect, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation, workers’ compensation, unemployment compensation, employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits entered into, maintained or contributed to by the Company or with respect to which the Company may have any Liability (the “Company Plans”) has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Company Plans. Except as would not have a Material Adverse Effect, each Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code is so qualified.

(b)	No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (A) a “multiemployer plan” as defined in Section 3(37) of ERISA, (B) a plan described in Section 413 of the Code, (C) a plan subject to Title IV of ERISA, (D) a plan subject to the minimum funding standards of Section 412 of the Code or section 302 of ERISA, or (E) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(c)	Except as would not, individually or in the aggregate, have a Material Adverse Effect, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan. Except as would not have a Material Adverse Effect, no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan. Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any Liability under Sections 4975 through 4980B of the Code or Title I of ERISA. Except as would not have a Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA.

(d)	Except as would not result in material liability to the Company, all contributions, reserves and premium payments required to be made or accrued with respect to the Company Plans have in fact been timely made or accrued in all material respects.

4.13	Labor Matters.

(a)	Neither the Company nor any of its Subsidiaries, with respect to the FS Business, is a party to any US or non-US collective bargaining agreement or other labor union contract (or is subject to any statutory scheme of similar import) applicable to all or any of the FS Business Employees, nor are there any activities or proceedings of any labor union to organize any FS Business Employees.

(b)	The Company and its Subsidiaries are, with respect to the FS Business, in compliance with all applicable Laws respecting employment practices, terms and conditions of employment, management-labor relations and wages and hours which are in effect as of the date of this Agreement. There is no unfair labor practice charge or other employment related complaint pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Authority, nor is there any Proceeding brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s or any of its Subsidiaries’ employees pending or, to the Knowledge of the Company, threatened against the Company, in each case, with respect to the operation of the FS Business. Neither the Company nor any of its Subsidiaries is a party to or bound by any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices of, or in connection with, the FS Business. There is no labor strike, slowdown or work stoppage, lockout or labor disturbance pending or, to the Knowledge of the Company, threatened against the Company or any of its

Subsidiaries, nor is there any grievance currently being asserted. Neither the Company nor any of its Subsidiaries has experienced any work stoppage or work slowdown at any time during the five (5) years immediately preceding the date of this Agreement with respect to the operation of the FS Business. The Company and its Subsidiaries have paid in full to all FS Business Employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees and neither the Company nor any of its Subsidiaries is liable for any severance pay or other payments to any FS Business Employee or former FS Business Employee arising from the termination of employment. Neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five (5) years, nor has any such party planned or announced any such action or program for the future affecting, in whole or in part, FS Business Employees. The Company and its Subsidiaries are, and have operated the FS Business in, compliance with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and similar applicable Laws, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

(c)	The FS Business Employees constitute all employees who are wholly or predominantly engaged for purposes of conducting, and required in connection with the operation of, the FS Business.

4.14	Intellectual Property.

(a)	Section 4.14(a) of the Company Disclosure Schedule contains a complete and accurate list (by name, version number, part number and other appropriate product identifiers, and including module and component descriptions) of all Products. “Products” means all products or services sold, distributed or otherwise disposed of by the Company or any of its Subsidiaries in connection with the FS Business, and all products or service offerings in development related to the FS Business.

(b)	The FS Business IP (as defined below) constitutes all the Intellectual Property necessary for the Buyer to conduct the FS Business in substantially the same manner as it is currently conducted. The Company is the exclusive owner of all right, title and interest in and to (free and clear of all encumbrances) the FS Business IP or has the right pursuant to written agreement to use, sell, license, assign, transfer, convey, dispose of or otherwise commercially exploit the FS Business IP. (A) The Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are FS Business IP and used in connection with the operation or conduct of the FS Business or included or incorporated into Products, and (B) to the extent that any Patents (as defined below) would be infringed by the operation or conduct of the FS Business or any Product (including but not limited to the manufacture, sale or use thereof), the Company or one its Subsidiaries is the exclusive owner of such Patents. “Patents” means all United States and foreign patents and applications therefore and all reissues, divisions, renewals, reexaminations, extensions, provisional, continuations, continuing prosecution applications and continuations-in-part thereof. “FS Business IP” means all Intellectual Property used (at any time) or held for use in, for, or in connection with the FS Business as currently conducted and as currently contemplated by the Company to be conducted or included/incorporated in the Products (including Products under development).

(c)	Section 4.14(c) of the Company Disclosure Schedule lists all Company Registered IP (as defined below) and the jurisdiction(s) in which each item of Company Registered IP was or is filed or registered, including the respective application or registration numbers and dates. Each item of Company Registered IP is in compliance with all formal legal requirements (including payment of any filing, examination and maintenance fees and proofs of use) and is valid and subsisting. There are no actions that are required to be taken by the Company or any of its Subsidiaries within one hundred eighty (180) days of the date hereof with respect to the Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any response to United States Patent and Trademark Office or other Governmental Authority actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any FS Business IP. “Company Registered IP” means the following United States and foreign FS Business IP owned by, filed in the name of, or applied for by, the Company or any of its Subsidiaries: (i) Patents; (ii) copyright registrations and applications to register copyrights; (iii) registered mask works and applications to register mask works; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time.

(d)	Neither the Company nor any of its Subsidiaries has (A) transferred ownership (or joint ownership) of, or granted or agreed to grant any exclusive license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Intellectual Property that is or was FS Business IP, to any third party, (B) permitted any third party to modify, improve or create derivative works of FS Business IP or own any Intellectual Property rights therein, or (C) permitted the rights of the Company or any of its Subsidiaries in such FS Business IP to lapse or enter the public domain.

(e)	Section 4.14(e) of the Company Disclosure Schedule separately lists: (A) all licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from the FS Business IP; and (B) all third parties to whom the Company or any of its Subsidiaries has delivered copies of or disclosed, or promised to deliver or disclose the Source Code containing or embodying any FS Business IP, whether pursuant to an escrow arrangement or otherwise, and all parties who have the right potentially to receive such Source Code. The Company and its Subsidiaries have delivered to the Buyer accurate and complete copies of all licenses, sublicenses, and other agreements identified above and are in compliance with all material terms and conditions of such licenses, sublicenses, and other agreements. The execution and delivery of this Agreement and any Related Agreements to which it is a party by the Company do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not result in the release of any Source Code to any third party or any third party having the right to receive Source Code.

(f)	No Person has asserted or, to the Knowledge of the Company, threatened to assert any claims (A) contesting the right of the Company or any of its Subsidiaries to use, exercise, sell, license, transfer or dispose of any FS Business IP or any products, processes or materials covered thereby in any manner or (B) challenging the ownership, validity or enforceability of any FS Business IP. No FS Business IP is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company or any of its Subsidiaries.

(g)	Neither the Company nor any of its Subsidiaries has brought any actions or lawsuits alleging (A) infringement or misappropriation of any of the FS Business IP or (B) breach of any license, sublicense or other agreement authorizing another party to use any FS Business IP, and, to the Knowledge of the Company, there does not exist any facts which could form the basis of any such action or lawsuit. Neither the Company nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any of the FS Business IP.

(h)	Section 4.14(h) of the Company Disclosure Schedule separately lists: (A) all In-Licensed IP (as defined below); (B) all licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use, exercise, or receive any benefit from any In-Licensed IP; (C) all such licenses, sublicenses and other agreements that require the Company or any of its Subsidiaries to license, assign or otherwise grant rights to additions, modifications or improvements to In-Licensed IP made by or for the Company or any of its Subsidiaries to any third party; and (D) all licenses, sublicenses and other agreements for In-Licensed IP to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is obligated to pay ongoing fees, royalties or other payments to any third party. The Company has delivered to the Buyer copies of all licenses, sublicenses and other agreements identified above. The Company and its Subsidiaries are in compliance with all material terms and conditions of all such licenses, sublicenses, and other agreements. To the Knowledge of the Company, there is no assertion, claim or threatened claim, or facts that could serve as a basis for any assertion or claim, that the Company or any of its Subsidiaries has breached any terms or conditions of such licenses, sublicenses, or other agreements. “In-Licensed IP” means all FS Business IP that is not owned by the Company.

(i)	Section 4.14(i) of the Company Disclosure Schedule lists: (A) all Public Software (as defined below) that has been used with or incorporated in any FS Business IP or Products, or used in the operation of the FS Business, at any time; and (B) all licenses, sublicenses and other agreements or disclaimers or notices pursuant to which the Company or any of its Subsidiaries is authorized to use, exercise, or receive any benefit from such Public Software. The Company has delivered to the Buyer copies of all licenses, sublicenses, other agreements disclaimers or notices identified above. The Company and its Subsidiaries have been and are in compliance with all material terms and conditions of all such licenses, sublicenses, other agreements, disclaimers and notices. No software covered by or embodying any FS

Business IP or Product, or used in the operation of the FS Business, has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software or Product be disclosed or distributed in Source Code form or made available at no charge. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

(j)	No funding from any Governmental Authority, facilities of a university, college, other educational institution or research center was used in the development of any FS Business IP or Products. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries that was involved in, or who contributed to, the creation or development of any FS Business IP or Products has performed services for any Governmental Authority, for a university, college or other educational institution or for a research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries, as applicable. No rights in any FS Business IP have been granted to any Governmental Authority, university, college, other educational institution or research center.

(k)	All Products provided by or through the Company or any of its Subsidiaries (directly or indirectly) to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, warranties (to the extent not expressly disclaimed) and representations provided to customers. Neither the Company nor any of its Subsidiaries has material Liability with respect to the foregoing and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of its Subsidiaries giving rise to any material Liability for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefore reflected on the Company balance sheet. Neither the Company nor any of its Subsidiaries has had any Product warranty claims.

(l)	The Company and each of its Subsidiaries has a policy and procedure for tracking bugs, errors and defects of which they become aware that impair or impact the intended use or operation of the Products and other FS Business IP, and maintains a database covering the foregoing. Section 4.14(l) of the Company Disclosure Schedule lists, as of the date hereof, all such bugs, errors, defects or other problems, and to the Knowledge of the Company, as of the date hereof, there are no other bugs, errors defects or other problems. The Company has not attached to the Products and other FS Business IP (or any parts thereof), and to the Knowledge of the Company, the Products and other FS Business IP (and any parts thereof) are free of, any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Product or FS Business IP (or any parts thereof) or data or other software of users. No Person other than the Company has had access to the Products and other FS Business IP (or any parts thereof).

(m)	The conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted, including the Company’s use of any of the Transferred Assets, does not and will not infringe or misappropriate any Intellectual Property of any third party, violate any right of any third party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.

(n)	Neither the Company nor any of its Subsidiaries has received notice from any third party that the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted or the manufacture, use, sale, support, reproduction, modification or other commercial exploitation of any Product, or the Company’s use of any of the Transferred Assets, infringes or misappropriates the Intellectual Property of any third party, violates any right of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(o)	The consummation of the transactions contemplated by this Agreement and the Related Agreements will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any contracts, licenses or agreements relating to FS Business IP or In-Licensed IP. Following the

(o)	Closing, the Buyer will be permitted to exercise all of the rights of the Company or any of its Subsidiaries under the Assigned Contracts to the same extent the Company or any of its Subsidiaries would have been able to had the transactions contemplated by this Agreement and the Related Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay. Neither this Agreement, the Related Agreements nor the transactions contemplated hereby, including the assignment to the Buyer of any Assigned Contracts to which the Company or any of its Subsidiaries is a party, will result in the Buyer or any of its Affiliates (i) granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, the Buyer or any of its Affiliates, (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business or (iii) being bound by, or subject to, any “most favored customer” or “most favored nations” provisions or other pricing restrictions.

(p)	Each of the Company and its Subsidiaries has taken all reasonable steps that are required or necessary to protect the Company’s Confidential Information (as defined below) and trade secrets used in or necessary for the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted or provided by any other Person to the Company or any of its Subsidiaries pursuant to a written non-disclosure agreement or marked as “proprietary” or “confidential.” Without limiting the foregoing, (i) each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employee involved at any time in any aspect of or providing service to the FS Business to execute proprietary information, confidentiality and assignment agreements in a form approved by the Buyer and attached to Section 4.14(p)(i) of the Company Disclosure Schedule (the “Employee Proprietary Information Agreement”), (ii) each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former consultant or contractor involved at any time in any aspect of or providing service to the FS Business to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions in a form approved by the Buyer and attached to Section 4.14(p)(ii) of the Company Disclosure Schedule (the “Consultant Proprietary Information Agreement”) and (iii) all current and former employees, consultants and contractors involved at any time in any aspect of or providing service to the FS Business have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate. Section 4.14(p)(iii) of the Company Disclosure Schedule lists all Persons who were involved in, or who contributed to, the creation or development of any FS Business IP, and the Company has secured valid written assignments from all of such Persons of the rights to such contributions that may be owned by such Persons or that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or contractor of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any FS Business IP. “Confidential Information” means inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes not otherwise protected by patents or patent applications, Source Code, Object Code, program listings and trade secrets arising from, used in, or otherwise relating to the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted.

4.15	Brokers, Finders, etc. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement except American Appraisal Associates, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such advisor (a copy of which has been furnished or made available to the Buyer).

4.16	Insurance. Section 4.16 of the Company Disclosure Schedule contains a complete and accurate list of all material policies or binders of insurance currently maintained by the Company or any of its Subsidiaries that provide coverage with respect to the FS Business or the Transferred Assets, including any insurance required to be maintained by any Contract, showing as to each policy or binder the carrier, policy number, expiration dates and a general description of the type of coverage provided (including whether it is a “claims made” or “occurrence” based policy), and all such material policies are in full force and effect.

4.17	Transactions with Related Persons. The Assigned Contracts do not include any Contracts with any of the stockholders holding more than five percent (5%) of the Company’s voting stock (on an as converted to voting stock basis), directors, officers or employees (or any relative or spouse of any of the foregoing Persons or any other Affiliate of the foregoing Persons) (collectively, “Related Persons”) of the Company. No Related Person has any interest, directly or indirectly, in any Contract, Lien or other agreement relating to or used in the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted or to which any of the Transferred Assets are subject.

4.18	Books and Records. The Company has provided to the Buyer all the minute books for its board of directors, committees and stockholders’ meetings since January 1, 2000, and such minute books are complete and correct in all material respects and have been maintained in accordance with good practice.

4.19	Certain Contracts.

(a)	Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract used in or necessary for the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted, or to which any of the Transferred Assets or Assumed Liabilities is subject, that is a Contract:

(i)	with respect to the employment or termination of, or severance or retirement arrangements relating to, any FS Business Employees;

(ii) which limits (or purports to limit) in any way the ability of the Company, any of its Subsidiaries or any of its Affiliates or of the FS Business to (i) compete or engage in any line of business, in any geographic area or with any person, or which requires referrals of any business or requires any of its Subsidiaries or Affiliates, in each case with respect to the FS Business to make available investment opportunities to any Person on a priority, equal or exclusive basis or (ii) solicit to hire or hire any Person;

(iii)	which contains “most favored customer” or “most favored nations” provisions or other pricing restrictions with respect to the FS Business;

(iv)	which contains any ongoing indemnification obligation relating to the Products or the FS Business IP by the Company or any of its Subsidiaries to the extent inconsistent with the Company’s standard terms and conditions;

(v)	relating to the acquisition or disposition since January 1, 2003 of any business (whether by merger, sale of stock, sale of assets or otherwise) which involves an asset value or purchase price in excess of $500,000;

(vi)	any of the benefits or liabilities of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement and the Related Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Related Agreements; or

(vii)	any other Contract or commitment relating to the conduct of the FS Business as currently conducted or as currently contemplated by the Company to be conducted that is of the nature required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act or disclosed on Form 8-K under the Exchange Act.

(b)	The Company has previously made available to the Buyer complete and accurate copies of each Contract of the type described in Section 4.19(a).

(c)	All of the Assigned Contracts are valid and in full force and effect. Neither the Company nor any of its Subsidiaries nor the FS Business, and to the Knowledge of the Company, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a material default under the provisions of any Assigned Contract. Each Assigned Contract will be a valid and binding obligation of the Buyer and upon consummation of the transactions contemplated hereby will be in full force and effect and enforceable by the Buyer against the other party thereto in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law).

4.20	No Liquidation; Winding-Up.

(a)	As of the date of this Agreement and as of the Closing Date, no judgment, order or decree has been made, or petition presented, or resolution passed for the winding-up or liquidation of the Company, and there is not outstanding:

(i)	any petition or judgment, order or decree for the winding up of the Company;

(ii)	any appointment of a receiver over the whole or part of the undertaking of assets of the Company;

(iii)	any petition or order for administration of the Company;

(iv)	any voluntary arrangement between the Company and any of its creditors;

(v)	any assignment for the benefit of the Company’s creditors or similar creditor arrangement or remedy;

(vi)	any voluntary petition, involuntary petition or order for relief with respect to the Company under the Bankruptcy Code, 11 U.S.C. Section 101, et seq.;

(vii)	any distress or execution or other process levied in respect of the Company which remains undischarged; and

(viii)	any unfulfilled or unsatisfied judgment or court order against the Company.

(b)	The operations of the Company have not been terminated.

4.21	Solvency. Immediately after giving effect to the Acquisition and the other transactions contemplated by this Agreement and the Related Agreements, the Company will be able, to pay its debts as they become due in the ordinary course of business consistent with past practice and will own assets having a present fair saleable value greater than its stated Liabilities and identified contingent Liabilities. Immediately after giving effect to the Acquisition and the other transactions contemplated by this Agreement and the Related Agreements, the Company shall have adequate capital to carry on its business, and to perform its obligations under the Excluded Contracts. The Company does not intend to incur, and does not reasonably believe it will incur, debts beyond its ability to pay as such debts mature or become due. The Company is not engaged in any business or transaction, nor is it about to engage in any business or transaction for which the Excluded Assets constitute “unreasonably small capital” as that term is used in any applicable Law relating to solvency and fraudulent conveyances. No transfer of property is being made and no obligation is being incurred in connection with the Acquisition and the other transactions contemplated by this Agreement and the Related Agreements, with the intent to hinder, delay or defraud either present or future creditors of the Company or to prevent the Company from performing its obligations under the Excluded Contracts, and the consummation of the transactions contemplated by this Agreement and the Related Agreements will not have any such effect. The transactions contemplated by this Agreement and the Related Agreements will not constitute a fraudulent transfer or fraudulent conveyance or any act with similar consequences or potential consequences under applicable Laws, or otherwise give rise to any right of any creditor of the Company whatsoever to lodge any claim against any of the Transferred Assets after the Closing, avoid the transactions hereunder, or lodge any claim against the Buyer (not including any claims made by any creditor of the Company against the Buyer solely with respect to the Assumed Liabilities).

4.22	Accuracy of Materials. The Company has adopted and fully implemented policies and procedures with respect to the review, approval and publication of express warranties contained in general marketing, sales or instructional materials with respect to the Products and compliance with certain Laws, including, without limitation, the Fair Credit Reporting Act, the USA PATRIOT Act of 2001, the Electronic Fund Transfer Act, Regulation D, Reserve Requirements of Depository Institutions and Regulation E, Electronic Fund Transfers, and promulgated by, including, without limitation, the Office of Foreign Assets Control and NACHA — The Electronic Payments Association, sufficient to provide reasonable assurance that (i) there is a sound basis in fact for making each such express warranty, and (ii) each such express warranty represents fairly the qualities, functionality and utility of the related Product.

4.23	Representations Complete. None of the representations or warranties made by the Company in this Agreement or the Related Agreements, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company on the date hereof and as of the Closing, as though made at the Closing, as follows:

5.1	Due Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2	Authorization and Validity of Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and any Related Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Buyer is or will be necessary for the execution, delivery and performance by the Buyer of this Agreement and the Related Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which it is a party have been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law).

5.3	Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Buyer, threatened against or affecting the Buyer or any of its properties, assets or rights, and the Buyer is not subject to any Order rendered specifically against the Buyer that would or seeks to enjoin, rescind or materially delay the transactions contemplated by this Agreement and the Related Agreements or otherwise hinder the Buyer from timely complying with the terms and provisions of this Agreement and the Related Agreements to which it is a party.

5.4	No Conflict. The execution and delivery of this Agreement and any Related Agreements to which it is a party by the Buyer do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (i) violate any provision of the certificate of incorporation or by-laws of the Buyer, or (ii) result in any Violation of any Order or Law applicable to the Buyer.

ARTICLE VI
COVENANTS

6.1	Access; Information and Records; Confidentiality.

(a)	From the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to its terms, upon reasonable prior written notice, the Company and its Subsidiaries shall, and shall cause their respective officers, directors, employees, auditors and other Representatives to, afford the officers, employees, auditors and other Representatives of the Buyer reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all Books and Records, in each case relating to the Transferred Assets and the Assumed Liabilities, and shall furnish the Buyer with all financial, operating and other data and information relating to the Transferred Assets and the Assumed Liabilities as the Buyer, through its officers, employees, auditors or other Representatives, may from time to time reasonably request in writing and any reports and other documents filed by the Company during such period with any Governmental Authority pursuant to the requirements of applicable Law relating to the Transferred Assets and the Assumed Liabilities.

(b)	The Buyer will hold any nonpublic information it obtains pursuant to this Agreement and any Related Agreements to which it is a party in confidence in accordance with the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(c)	No such investigation under this Section 6.1 by the Buyer shall affect the representations and warranties of the Company and its Subsidiaries herein.

(d)	In order to facilitate the resolution of any claims made against or incurred by the Company relating to any period ending on or prior to the Closing and in order for the Company to prepare audited financial statements and Tax Returns, for a period of seven (7) years after the Closing, the Buyer shall (i) retain the Books and Records which are transferred to the Buyer pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and (ii) upon reasonable notice, afford the officers, employees, auditors and other Representatives of the Company reasonable access (including the right to make photocopies at the Company’s expense), during normal business hours, to such Books and Records.

(e)	In order to facilitate the resolution of any claims made against or incurred by the Buyer relating to any period beginning on or after the Closing or for any other reasonable purpose, including to prepare audited financial statements and Tax Returns, for a period of seven (7) years following the Closing, the Company shall, and shall cause its Subsidiaries to, (i) retain all books and records which are in its possession or control as of the date hereof or as of the Closing Date and which are not transferred to the Buyer pursuant to this Agreement and which relate to the FS Business for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the officers, employees, auditors and other Representatives of the Buyer, reasonable access (including the right to make photocopies at the Buyer’s expense), during normal business hours, to such books and records. The Company shall notify the Buyer promptly of any pending transaction in which a Person proposes to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company as a result of which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction, and prior to the consummation of such transaction shall permit the Buyer to copy any Books and Records it reasonably believes it may need.

6.2	Conduct of the FS Business Prior to the Closing Date.

(a)	During the period commencing on the date hereof and continuing until the Closing or the earlier termination of this Agreement pursuant to its terms, the Company agrees as to itself and its Subsidiaries that, except as expressly permitted or required by this Agreement or as set forth on Section 6.2(a) of the Company Disclosure Schedule or to the extent that the Buyer shall otherwise consent in writing, in accordance with Section 6.2(c), the Company and its Subsidiaries shall carry on the FS Business only in the ordinary course of business and consistent with past practice, including using reasonable best efforts to:

(i)	preserve intact, protect and maintain the FS Business;

(ii)	keep available and continue to provide all services currently provided to the FS Business;

(iii)	(A) maintain all rights, privileges, licenses and other authorizations (including all Intellectual Property) necessary or desirable for the operation of the FS Business, (B) keep available the services of the FS Business Employees, (C) keep and maintain the Transferred Assets in good operating condition and repair to permit their use in the continuing operation of the FS Business, ordinary wear and tear excepted, (D) perform all of its obligations under the Assigned Contracts in accordance with the terms thereof, and (E) maintain in place its insurance policies (or replacement policies in similar amounts and protecting against similar risks) as in effect as of the date hereof;

(iv)	pay and discharge all Liabilities as they become due and all payables in the ordinary course of business and in the same manner as previously paid (subject to the Company’s ability to pursue in good faith any bona fide disputes);

(v)	cause the Books and Records to be maintained in the usual, regular and ordinary manner; and

(vi)	comply in all material respects with all Laws applicable to the FS Business and, promptly following receipt thereof, give to the Buyer copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Laws.

(b)	Without limiting the generality of clause (a) above and subject to the exceptions therein and on Section 6.2(b) of the Company Disclosure Schedule, from the date of this Agreement to the Closing, the Company shall not and shall not permit any of its Subsidiaries to do any of the following, unless approved or consented to in writing by the Buyer, in accordance with Section 6.2(c):

(i)	sell, lease, assign, transfer, license, sublicense, encumber or otherwise dispose of, in whole or in part, any of the Transferred Assets, or otherwise extend, amend or modify any rights thereto, other than the sale or license of Products pursuant to Customer/Distributor Contracts in effect on the date hereof;

(ii)	modify, change or otherwise alter the fundamental nature of the FS Business;

(iii)	take any action that has, or would reasonably be expected to have, a material adverse effect on the ability of the Company to (x) consummate the transactions contemplated by this Agreement or the Related Agreements on a timely basis or (y) pay its debts as they come due in the ordinary course and perform its obligations under the Excluded Contracts;

(iv)	enter into, cancel, rescind, terminate, renew, assign or make any material change to any Assigned Contract, other than the expiration of an Assigned Contract in accordance with its terms as of the date hereof;

(v)	enter into any Contract that could, after the Closing, limit or restrict the Buyer or any of its Subsidiaries or Affiliates (or any successors thereto), from (i) engaging or competing in any line of business or in any geographic area, or require referrals of any business or require the Buyer or any of its Subsidiaries or Affiliates to make available any investment opportunities to any Person on a priority, equal or exclusive basis or (ii) soliciting to hire or hiring any Person;

(vi)	incur, create or assume any indebtedness or Liabilities for borrowed money or guarantee any such obligation or issue or sell any debt securities or warrants or enter into any “keep-well” or other similar arrangements which would constitute an Assumed Liability;

(vii)	incur, create, assume or suffer to exist any Lien on any Transferred Asset (except for Permitted Liens) unless such Lien is released upon or prior to the Closing;

(viii)	except as required by any applicable Law, Governmental Authority or any Company Plan: (A) increase the compensation or benefits of any FS Business Employee, (B) loan or advance any money or other property, or make any payment or distribution of any compensation, to any FS Business Employee, (C) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, (D) grant any severance or termination pay to any FS Business Employee, or (E) grant any equity or equity-based awards to any FS Business Employee;

(ix)	terminate any FS Business Employees other than for cause;

(x)	transfer, abandon or grant any material right under, enter into any settlement regarding, or institute any Proceeding or assert any claim regarding, the breach or infringement of, any FS Business IP, or modify any existing right with respect thereto;

(xi)	enter into or amend any collective bargaining agreement or union contract or other agreement covering the FS Business Employees or enter into any negotiations for the purposes of entering into any such agreement, except as required by applicable Law, Governmental Authority or any Company Plan;

(xii)	(A) institute, settle or agree to settle any Proceeding by or before any Governmental Authority that creates or imposes any continuing obligation or restriction on the FS Business or would otherwise constitute an Assumed Liability or that relates to any Transferred Asset or (B) waive, release or relinquish any material claims or rights relating to the FS Business or the Transferred Assets;

(xiii)	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization, or resolutions providing for or authorizing the foregoing;

(xiv)	incur any capital expenditures or other Liabilities in excess of $10,000 individually or $40,000 in the aggregate relating to the FS Business or that would otherwise constitute an Assumed Liability;

(xv)	make or permit any change to its accounting methods or principles, except as required by changes in GAAP as concurred in by the Company’s independent auditors;

(xvi)	enter into any agreement with a Related Person relating to the FS Business;

(xvii)	enter into, renew, or modify or amend in any material respect any Customer/Distributor Contract or any other Contract that relates to the distribution, sale, license or marketing by third parties of Products;

(xviii)	revalue any of the Transferred Assets (whether tangible or intangible), including without limitation writing down or up the value of any Transferred Asset; or

(xix)	otherwise commit to do, or take any action or omit to take any action that would result in, any of the foregoing.

(c)	If the Company desires to take an action which would be prohibited pursuant to Section 6.2 hereof without the written consent of the Buyer, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from any of the following individuals:

Shari Del Carlo
Telephone: (650) 944-2808
Facsimile: (650) 944-6622
E-mail address:

Michael Klieman
Telephone: (650) 944-2667
Facsimile: (650) 944-3288
E-mail address:

6.3	Acquisition Proposals.

(a)	No Solicitation or Negotiation. The Company agrees that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective Affiliates, officers, directors or Representatives will (a) solicit, initiate, encourage or accept any other proposals or offers from any Person (other than the Buyer): (i) relating to any acquisition, purchase or exclusive license of all or any portion of the Transferred Assets; (ii) to enter into any business combination with the Company that could reasonably be expected to affect the FS Business or the Transferred Assets or that would delay or interfere with the Acquisition or the other transactions contemplated by this Agreement; (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the FS Business or the Transferred Assets or that could reasonably be expected to delay or interfere with the Acquisition or the other transactions contemplated by this Agreement; or (iv) release any Person from, or waive any provision of, any confidentiality agreement that relates to the FS Business or the Transferred Assets or any standstill agreement to which the Company is a party, or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person (other than the Buyer) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Buyer promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the principal terms and conditions of such proposal, offer, inquiry or other contact.

(b)	Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Affiliates, officers, directors or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

6.4	Non-Solicitation.

(a)	The Company agrees that for a period of two (2) years from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of the Buyer, directly or indirectly, solicit to hire, hire, or continue to employ in the case of any Transferred Employee (or seek to cause to leave the employ of the Buyer or its Subsidiaries) (i) any Transferred Employee or (ii) any Person employed by the Buyer or any of its Subsidiaries who became known to or was identified to the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, unless, in the case of clause (i) or (ii) above, such Person ceased to be an employee of the Buyer or its Subsidiaries prior to such action by the Company or any of its Subsidiaries, or, in the case of such Person’s voluntary termination of employment with the Buyer or its Subsidiaries, at least three (3) months prior to such action by the Company or any of its Subsidiaries. Notwithstanding the foregoing, the restrictions on solicitation set forth in this Section 6.4(a) shall not apply to general bona fide public advertisements for employment placed by the Company or its Subsidiaries and not specifically targeted at the employees of the Buyer or its Subsidiaries, so long as neither the Company nor any of its Subsidiaries hires any Transferred Employee that responds to any such general solicitation or advertisement.

(b)	The Buyer agrees that for a period of two (2) years from and after the Closing Date it shall cause its Quicken Solutions Group (“QSG”) not to, without the prior written consent of the Company, directly or indirectly, hire any Person employed by the Company as of the Closing Date, and whose name is set forth on a schedule delivered by the Company to the Buyer at the Closing, unless such Person ceased to be employed by the Company prior to such action by QSG, or, in the case of such Person’s voluntary termination of employment with the Company, at least three (3) months prior to such action by QSG.

6.5	Non-Competition.

(a)	(a) In consideration of the Buyer entering into this Agreement and in order that the Buyer may enjoy the full benefit of the Transferred Assets and the FS Business, for a period of two (2) years from and after the Closing Date (the “Noncompetition Period”), neither the Company nor any of its Affiliates shall, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other Person, own, manage, operate, control, participate in, invest in (other than an investment that results in such Person owning less than 2% of the outstanding voting stock of a publicly traded company), perform services for, or otherwise carry on, a business which, directly or indirectly, is in competition with the FS Business in any jurisdiction, anywhere in the world where the FS Business is currently conducted and where the FS Business is currently contemplated by the Company to be conducted; provided, however, that the Company’s performance under the Customer/Distributor Contracts pursuant to the License Agreement shall not constitute a violation of this Section 6.5(a).

(b)	The Company acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 6.5 will be inadequate and, accordingly, the Company covenants and agrees that the Buyer shall, in addition to any other rights and remedies which the Buyer may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. In addition, the Company and the Buyer agree that the terms of the covenant in this Section 6.5 are fair and reasonable in light of the Buyer’s plans for the Transferred Assets and the FS Business and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 6.5 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 6.5 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

6.6	Further Actions; Reasonable Best Efforts.

(a)	Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in ARTICLE IX hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from any Governmental Authority and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with any Governmental Authority, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Acquisition and the other transactions contemplated by this Agreement, and (iv) the execution, acknowledgment or delivery of all such deeds, endorsements, Consents, instruments of conveyance, assignment, transfer and delivery and other documents and instruments as the Buyer may reasonably request in order to carry out the purpose and intention of this Agreement, including to consummate more effectively the purchase, sale, conveyance, assignment, transfer and delivery of the Transferred Assets as contemplated by this Agreement, to vest in the Buyer good right, title and interest in, to and under the Transferred Assets or to enable the Buyer to protect, exercise and enjoy all rights and benefits of the Company or any of its Subsidiaries prior to Closing with respect thereto, and as otherwise appropriate to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)	In the event that any Proceeding or Order is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Acquisition or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of the Buyer, the Company and its Subsidiaries shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such Proceeding or Order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) each of the Buyer, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to defend, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Buyer or any Affiliate of the Buyer to agree to any divestiture by itself or the Company or any of their respective Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.7	Public Announcements. Neither the Company nor any of its Affiliates or Representatives shall make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect thereto without the prior written consent of the Buyer; provided, however, that such prior written consent shall not be unreasonably withheld, conditioned or delayed. The Buyer shall not make, or cause to be made, any press release or public announcement with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media with respect thereto without, to the extent feasible under the circumstances, consulting with the Company.

6.8	Proprietary Information and Inventions Assignment Agreement. The Company shall (i) use reasonable best efforts to cause each current and former employee of the Company and its Subsidiaries involved at any time in any aspect of or providing service to the FS Business, to have entered into and executed, and (ii) require each person who becomes an employee of the Company or any Subsidiary involved at any time in any aspect of or providing service to the FS Business after the date hereof and prior to the Closing to enter into and execute, an Employee Proprietary Information Agreement with the Company and each of its Subsidiaries effective as of such employee’s first date of employment or service. The Company shall (i) use reasonable best efforts to cause each current and former consultant or contractor of the Company and its Subsidiaries involved at any time in any aspect of or providing service to the FS Business, to have entered into and executed, and (ii) require each Person who becomes a consultant or contractor of the Company or any Subsidiary involved at any time in any aspect of or providing service to the FS Business after the date hereof and prior to the Closing to enter into and execute, a Consultant Proprietary Information Agreement with the Company and each of its Subsidiaries effective as of such consultant or contractor’s first date of service.

6.9	New Employment Arrangements.

(a)	The Buyer may offer certain FS Business Employees, including the Key Employees, “at-will” employment or an independent contractor arrangement with the Buyer or any of its Subsidiaries, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such offer will: (i) be set forth in offer letters on the Buyer’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with the Buyer’s applicable policies and procedures, including background checks and the execution of the Buyer’s proprietary information agreement, governing conduct and performance, (iii) have terms, including the position and salary, which will be determined by the Buyer after consultation with the Company’s management, (iv) include, if applicable, an amendment or waiver by the FS Business Employee affirming that such FS Business Employee’s change of control, severance or other related benefits are not being assumed by the Buyer and (v) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date. Such offers, if any, shall be made as soon as reasonably practicable following the date hereof.

(b)	Subsequent to the execution of this Agreement, the Company shall not seek to dissuade any Key Employee from accepting the Buyer’s offer of employment and signing an Offer Letter. The Company shall release from employment, no later than the Closing Date, each Transferred Employee and shall not enforce against any Transferred Employee any confidentiality, non-compete, non-solicit or similar contractual obligations, or otherwise assert with respect to any such Transferred Employee or the Buyer or any of its Affiliates claims that would otherwise prohibit or place conditions on such Transferred Employee’s acceptance of an Offer Letter or employment by the Buyer or any of its Affiliates or any actions taken by such Transferred Employee as an employee of Buyer or any of its Affiliates.

6.10	Employment Benefits.

(a)	Transferred Employees shall be eligible to receive employee benefits, including stock options, consistent with the Buyer’s applicable benefit plans, programs and policies. To the extent permitted under the Buyer’s benefit plans, programs and policies, the Buyer will or will cause the appropriate Subsidiary of the Buyer to give Transferred Employees full credit under such benefit plans, programs and policies for prior service at the Company for purposes of eligibility and determination of the level of benefits under the Buyer’s benefit plans, programs or policies for prior service at the Company or any of its Subsidiaries; provided that such credit does not result in duplication of benefits. In furtherance of the foregoing, the Company shall cause each of the Company and each of its Subsidiaries to terminate effective as of the Closing Date all employment agreements and other arrangements (including without limitation all Employee Agreements) with all Transferred Employees and all contractors involved in any aspect of or providing service to the FS Business.

(b)	Neither the Buyer nor any of its Affiliates will contribute to any of the Company Plans. Neither the Buyer nor any of its Affiliates will assume sponsorship of, nor will they adopt as a participating company in, any of the Company Plans or any part thereof.

(c)	The Company shall be responsible for providing continuation coverage to the extent required by COBRA to those employees of the Company and each of its Affiliates, and other qualified beneficiaries under COBRA with respect to such employees, not including Transferred Employees, who have a COBRA qualifying event (due to termination of employment with the Company or otherwise) prior to or in connection with the transactions contemplated by this Agreement. Except as required by law, neither the Buyer nor any of its Affiliates shall be responsible for the failure of the Company to comply with any of the requirements of COBRA, including applicable notice requirements. The Company shall indemnify and hold the Buyer and its Affiliates harmless from any and all liabilities, claims or expenses incurred by the Buyer or its Affiliates, as applicable, as a result of the failure of the Company to comply with any of the requirements of COBRA, including applicable notice requirements.

(d)	The Company shall be responsible for the continued compliance of the Company Plans with ERISA, the Code and other applicable laws, including but not limited to, all reporting and disclosure obligations thereunder.

(e)	Except as required by applicable Law, as of the Closing Date the Transferred Employees shall cease to accrue further benefits under the Company Plans.

6.11	Insurance. To the extent that any insurance policies or binders cover any loss, liability, claim, damage or expense relating to the Transferred Assets and relating to or arising out of occurrences or wrongful acts prior to the Closing Date and such policies continue after the Closing Date to permit claims to be made thereunder with respect to such occurrences or acts prior to the Closing Date, the Company and its Affiliates shall cooperate with the Buyer and its Affiliates to submit any such claims, including filing and furnishing required notices for the benefit of or on behalf of the Buyer or its Affiliates under such policies or pursuing claims previously made. The Company shall use its reasonable best efforts so that, on and after the Closing Date, the Buyer and its Affiliates will be able to have the right to make claims for indemnification to the extent possible under the terms of such policies and, to the extent assignable, shall assign the right to make such claims to the Buyer.

6.12	Certain Notices.

(a)	From and after the date of this Agreement until the Closing, the Company and the Buyer shall promptly notify each other orally and in writing of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Acquisition and the other transactions contemplated by this Agreement, (b) any Proceedings commenced or, to the Knowledge of the Company or the Knowledge of the Buyer, as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to ARTICLE IV and ARTICLE V, or that relate to the transactions contemplated by this Agreement, (c) in the case of the Company, any customer, supplier, vendor, distributor or employee threatening any material modification or change in, or termination of, business or other relationship with the FS Business and (d) in the case of the Company, any event, occurrence, state of facts, change, circumstance or effects known to it that (i) individually or taken together with all other events, occurrences, state of facts, changes, circumstances and effects known to it, has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) would result in, or would reasonably be expected to result in, any of the conditions to the Acquisition set forth in ARTICLE IX not being satisfied or which would adversely affect, in any material respect, the ability of the parties to consummate the Acquisition and the other transactions contemplated by this Agreement on a timely basis.

(b)	The Buyer shall give prompt notice to the Company if, following the date hereof and before the Closing, the Buyer determines to assume additional Contracts, other than Customer/Distributor Contracts and leases of real property, used in or necessary for the conduct of the FS Business as currently conducted and as currently contemplated by the Company to be conducted (any such written Contracts to be included in the definition of “Assigned Contracts” upon notice from the Buyer to the Company).

6.13	Certain Intellectual Property Covenants.

(a)	The Company shall, and shall cause its Subsidiaries to, at their expense, take such actions prior to and after the Closing as reasonably required, or as reasonably requested by the Buyer, to duly execute, deliver and file as of the Closing Date or as soon thereafter as practicable all instruments and documents necessary to ensure that the records, registrations and applications for registration of all Transferred Assets, as applicable, in the United States Patent and Trademark Office or the United States Copyright Office and all counterpart or similar agencies wherever such Transferred Assets are registered or is the subject of an application for registration, correctly reflect all transactions affecting the ownership by the Buyer of such Transferred Assets. In the event the Buyer is unable, after expending reasonable efforts under the circumstances, to obtain the Company’s execution of any document required to be executed under this Section 6.13(a), the Company hereby grants the Buyer the authority to execute such document on the Company’s behalf as the Company’s attorney-in-fact.

(b)	Effective as of the Closing Date, the Company shall forever cease to use the TekPortal trademark and any trademarks, service marks, trade dress, design marks, logos, trade names, domain names, web-sites, brand names, model names and corporate names that are the same as or confusingly similar to the TekPortal trademark; provided, however, that the Company’s use of the TekPortal trademark in connection with its limited, ongoing Product support obligations pursuant to Contracts executed prior to the date of this Agreement (as described in Section 6.19(d) below) shall not be deemed a violation of this Section 6.13(b).

6.14	WARN. The Company shall not, at any time within the 60-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN or any other similar triggering event under similar applicable Laws, affecting in whole or in part any site of employment, facility, operating unit or employee of the FS Business.

6.15	Confidentiality. The Company recognizes that by reason of its ownership of the FS Business and the Transferred Assets and incurring the Assumed Liabilities, it and its Affiliates have acquired confidential information and trade secrets concerning the FS Business the use or disclosure of which could cause the Buyer or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Company covenants and agrees with the Buyer that the Company and its Affiliates will not at any time, except in performance of the Company’s obligations to the Buyer as contemplated by this Agreement and the Related Agreements or with the prior written consent of the Buyer, directly or indirectly, disclose any proprietary, secret or confidential information relating to the FS Business, the Transferred Assets and the Assumed Liabilities that any such Person may learn or has learned by reason of its ownership of the FS Business, the Transferred Assets and the Assumed Liabilities, unless (i) such information becomes known to the public generally through no fault of the Company or of its Affiliates or (ii) disclosure is required, in the opinion of its independent counsel, by applicable Law. The parties hereto agree that the covenant contained in this Section 6.15 imposes a reasonable restraint on the Company, its Affiliates and its employees.

6.16	Successors. In the event that the Company (or any of its respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, (ii) transfer all or substantially all of its properties and assets to any other Person, or (iii) adopt a plan of dissolution or liquidation, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, or such liquidating trust or other agent, as the case may be, shall expressly assume all of the Company’s obligations under this Agreement, including pursuant to ARTICLE II and ARTICLE XI. Prior to any such transaction, the Company shall notify the Buyer of any transaction that would trigger the terms of this Section 6.16 and the terms thereof, including the identity of the continuing or surviving corporation or entity, transferee, liquidating trust or other agent, as the case may be.

6.17	Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to the Buyer, that are necessary or appropriate to effect the release of all Liens set forth on Section 9.2(l) of the Company Disclosure Schedule.

6.18	Discharge of Excluded Liabilities. The Company shall use the Purchase Price to pay and discharge all Liabilities that are secured by the Liens set forth on Section 9.2(l) of the Company Disclosure Schedule on the Closing Date, to the extent necessary to cause any Liens on the Transferred Assets to be released. The Company shall further pay and discharge, or reserve sufficient assets to pay and discharge, all Excluded Liabilities, including all obligations under the Excluded Contracts and all Employee Obligations and Company Plan Obligations, as and when the same become due and payable, in accordance with applicable Law and contractual requirements and in any event prior to any dividend or other distribution of any type to its security holders or in connection with any liquidation.

6.19	Operations After the Closing Date.

(a)	Customer Notice. As soon as reasonably practicable, and in no event more than thirty (30) calendar days after the Closing Date, (i) the Company and the Buyer shall cooperate to draft a mutually agreeable written notice (the “Customer Notice”) stating that the Company (A) will immediately cease its sales and distribution of Products and (B) will cease its support of, and will no longer distribute or otherwise provide, any updates, upgrades, modifications, new versions or translations of the Products for each such Person two (2) years from the date of the applicable Customer Notice and (ii) the Company shall send such Customer Notice to each customer, reseller, distributor or other licensee of Products. The Company shall also post a Customer Notice on its corporate website and on each of its other websites

(a)	relating to the Products. Such Customer Notices shall comply with any formal end-of-life or end-of-support policies that the Company may have and any other obligations that the Company may have to any third parties under Contracts executed prior to the date of this Agreement, including under any Customer/Distributor Contracts. To the extent any Contract requires the Company to take measures other than sending a Customer Notice as described above in order for the Company to terminate its obligations to support, sell, distribute or otherwise provide, directly or indirectly, Products, or any updates, upgrades, modifications, new versions or translations thereof, the Company shall, prior to the Closing Date, provide the Buyer with written notice of such requirements and complete such measures. The Company shall not extend or renew any such Contracts, or permit any such Contracts to be extended or renewed. In the event that after the date of the Customer Notice the Company shall receive any inquiry from any Person expressing an interest in purchasing or licensing Products, the Company shall notify such Person that (i) the Company will no longer sell, distribute or otherwise provide Products, and (ii) such Person may be able to purchase or license similar products from the Buyer, and if such information has been provided to the Company by the Buyer, provide such Person with contact information for the representatives of the Buyer engaged in the sale, lease, license, or other disposition of similar products.

(b)	Notification and Control of Claims of Infringement. From and after the Closing Date, the Company shall promptly notify the Buyer of any claim that the Company’s operation of the FS Business infringes or misappropriates any Intellectual Property rights of any third party, which notice shall include a copy of all written materials provided in connection with such claim, and to the extent not included therein: a description of such claim, the identity of the Person making such claim, a list of claimed third-party Intellectual Property rights, and the aspects of the operations of the FS Business (including any Transferred Assets or Assumed Liabilities) that are affected. Further, the Company shall thereafter keep the Buyer informed in all material respects of the status and details of any such claim, and shall promptly provide the Buyer a copy of all written materials subsequently provided by or on behalf of such Person in connection with such claim. To the extent that any such claims could have an effect on the Buyer’s operations or interests in any FS Business IP, or could have an effect on the validity, existence, application, perfection, maintenance, enforceability or value of any of the FS Business IP, the Buyer shall have the right, exercisable in its sole discretion, upon written notice to the Company, to assume, at its expense (unless the Buyer is entitled to indemnification for such claim as provided in ARTICLE XI hereof), full control of any such claim and to control all litigation, arbitration, mediation and settlements relating to any such claim, and the Company will render all assistance reasonably requested by the Buyer in connection with such dispute resolution, and the Company shall be entitled, at its own expense, to participate in, but not to determine or conduct, the defense, compromise or settlement of such litigation, arbitration, mediation or settlement.

(c)	Notification of Source Code Release. From and after the Closing Date, the Company shall (a) promptly notify the Buyer of any request by a customer, reseller, distributor or other third party to receive the Source Code from an escrow agent or the Company, (b) cooperate with and assist the Buyer in negotiations with such Person to delay or avoid the release or disclosure of the Source Code to such Person, and (c) not permit the release of the Source Code to such Person without the Buyer’s prior written consent, unless the Company has fully exhausted all remedies available to it to prevent such release and is therefore contractually required to do so.

(d)	No Further Product Sales; Limited Support. Except to the extent necessary to comply with the Company’s obligation to provide support for Products pursuant to Contracts executed prior to the date of this Agreement for two (2) years from the date of the applicable Customer Notice, after the Closing Date, the Company will no longer sell, distribute or otherwise provide, directly or indirectly, Products, or any updates, upgrades, modifications, new versions or translations thereof; provided, however, that Company may enter into new (i) consulting services Contracts or (ii) statements of work pursuant to consulting services Contracts in effect as of the Closing Date.

(e)	Limitations on Product Warranties. As soon as reasonably practicable, and in no event more than thirty (30) calendar days after the Closing Date, the Company shall send a written notice to each Person to whom the Company has granted the right to sell Products, stating that the Company is reducing the term of its warranty on all Products to the shorter of (i) the period ending ninety (90) days from the date of sale or (ii) the period ending one (1) year after the Closing Date. The Company shall also post a description of such warranty policy on its corporate website and on each of its other websites relating to the Products. Such warranty terms shall be subject to any obligations to extend longer warranties that the Company may have to any third parties under Contracts executed prior to the date of this Agreement. The Company shall not extend or renew any such Contracts, or permit any such Contracts to be extended or renewed.

6.20	Delivery of Code. On the Closing Date, the Company shall (a) deliver the Object Code and Source Code of the FS Business IP to the Buyer to a location, and in a manner, designated by the Buyer; and (b) cause an officer of the Company to certify to the Buyer in writing that such delivery has occurred.

6.21	Future License of Certain Products. The Buyer acknowledges that the Company has offered, prior to the date hereof, to license certain Products to the U.S. Government. In the event that the U.S. Government provides a written request(s) to the Company seeking such a license after the Closing Date, the Company and the Buyer shall enter into good faith discussions regarding the Company taking actions to fulfill the request(s) of the U.S. Government.

ARTICLE VII
TAX MATTERS

7.1	Control of Tax Audits. The Company shall have the right to control any Tax audit or administrative or court proceeding (a “Tax Proceeding”) relating to any Tax covered by Section 11.2(a)(vi) and to employ counsel of its choice; provided that if the results of such Tax audit or proceeding could reasonably be expected to have a material adverse effect on the Buyer or any of the Buyer’s Affiliates for any taxable period beginning after the Closing Date, then the Company and the Buyer shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld or delayed. The Company shall promptly notify the Buyer if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and the Buyer thereupon shall be permitted to defend and settle such Tax audit or proceeding.

7.2	Transfer Taxes. The Company and the Buyer each shall be responsible for one half of all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Company and the Buyer shall use their respective commercially reasonable efforts to deliver certain of the Transferred Assets, as appropriate, through an electronic delivery or in such other manner reasonably calculated and legally permitted, and take all other commercially reasonable actions necessary, to minimize or avoid the incurrence of Transfer Taxes. In addition to the foregoing, the Company agrees to deliver the Object Code and Source Code to the Buyer to a location, and in a manner, designated by the Buyer.

ARTICLE VIII
CLOSING

8.1	Closing Date. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to ARTICLE X hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, at Embarcadero Center West, 275 Battery Street, Suite 2600, San Francisco, California, at 10:00 a.m. San Francisco time on the date (the “Closing Date”) that is two (2) Business Days after satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date) set forth in ARTICLE IX, or at such other place, time or date as agreed to in writing by the parties hereto. Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at the close of business in San Francisco, California on the Closing Date.

8.2	Deliveries by the Buyer. At the Closing, the Buyer shall execute, deliver to the Company and/or file the following in such form and substance (except for clause (a)) as are reasonably acceptable to the Company:

(a)	the Purchase Price less the Escrow Amount, payable in cash by wire transfer of immediately available funds to an account designated by the Company in writing at least three (3) Business Days prior to the Closing;

(b)	executed counterparts of the Assumption Agreements;

(c)	executed counterparts of the Bills of Sale;

(d)	an executed counterpart of the Assignment of Patent Application; and

(e)	the certificates and other documents required to be delivered pursuant to Section 9.3.

8.3	Deliveries by the Company At the Closing, the Company shall execute, deliver to the Buyer and/or file the following in such form and substance as are reasonably acceptable to the Buyer:

(a)	the Bills of Sale and such deeds, endorsements, consents and other instruments, in form and substance satisfactory to the Buyer, as may be reasonably requested by the Buyer to transfer the Transferred Assets (other than Transferred Assets transferred in accordance with subparagraph (f)), to the Buyer or evidence such transfer on the public records, and to vest in the Buyer good title, right and interest in and to the Transferred Assets;

(b)	executed counterparts of the Assumption Agreements;

(c)	an executed counterpart of the Assignment of Patent Application;

(d)	the Records pursuant to Section 2.1(a)(iii) and all records relating to Transferred Employees pursuant to Section 2.1(a)(iv);

(e)	a receipt for the Purchase Price less the Escrow Amount;

(f)	all Assigned Contracts to the extent not previously delivered to the Buyer;

(g) all Object Code and Source Code in accordance with Section 6.20; and

(h)	the opinions, certificates and other documents required to be delivered pursuant to Section 9.2.

8.4	Escrow. Prior to the Closing, the Company and the Buyer shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit H, subject to any administrative changes as may be required by the Escrow Agent, and to which the Buyer and the Company mutually agree in their reasonable discretion (the “Escrow Agreement”). Pursuant to the terms of the Escrow Agreement, the Buyer shall deposit the Escrow Amount in an account to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement.

ARTICLE IX
CONDITIONS PRECEDENT

9.1	Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto to effect the Acquisition are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)	No Injunctions; Illegality. At the Closing Date, there shall be no Order or other legal restraint or prohibition of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Acquisition. There shall not be any action taken, or any statute, rule or regulation enacted, entered, enforced or deemed applicable to the Acquisition, by any Governmental Authority that makes the consummation of the Acquisition illegal.

9.2	Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Acquisition is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)	Representations and Warranties. Each of the representations and warranties of the Company contained herein that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects (as so qualified), and each of the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date) and the Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)	Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

(c)	Certificate of Secretary of Company. The Buyer shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Company’s certificate of incorporation and bylaws and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Acquisition and the transactions contemplated hereunder were approved by the Board of Directors).

(d)	Governmental Consents. All consents, approvals and authorizations of any Governmental Authority required to be made or obtained by the Company or the Buyer or any of their respective Subsidiaries to consummate the Acquisition (i) the failure of which to be made or obtained would, individually or in the aggregate, have a Material Adverse Effect or (ii) which are specified on Schedule 9.2(d) have, in all cases, been made or obtained and shall be in full force and effect at the Closing.

(e)	Third Party Consents. The Company shall have received, in form and substance reasonably satisfactory to the Buyer, all third party consents necessary to consummate the transactions contemplated hereby, including those specified on Schedule 9.2(e).

(f)	FIRPTA Certificate. The Company shall have delivered to the Buyer a certificate(s) in form and substance reasonably satisfactory to the Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(g)	Licenses and Permits. The Buyer shall have received, or shall receive as of the Closing, all material Licenses and Permits necessary to conduct the FS Business consistent in all material respects with past practices and in all material respects in compliance with all applicable Laws.

(h)	No Proceedings. There shall not be pending or threatened any investigation or Proceeding to which a Governmental Authority is a party (i) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (ii) seeking to prohibit or limit the ownership or operation by the Buyer or the Company of any material portion of the FS Business or the Transferred Assets.

(i)	Material Adverse Effect. There shall not exist or have occurred or arisen after the date hereof, and prior to Closing, any Material Adverse Effect.

(j)	Instruments. The Company shall have executed and delivered to the Buyer the assignment and conveyance instruments described in Section 8.3.

(k)	New Employment Arrangements. Each of the Key Employees and at least ninety percent (90%) of the Selected Employees (i) shall have entered into “at-will” employment arrangements or independent contractor arrangements with the Buyer or one of its Subsidiaries pursuant to their execution of an Offer Letter which shall be in full force and effect at Closing, (ii) shall have agreed to be employees or independent contractors of the Buyer or one of its Subsidiaries after the Closing, (iii) shall not have been terminated by the Company prior to the Closing, and (iv) shall not have notified (whether formally or informally) the Buyer or the Company of such Person’s intention of leaving the employ of, or terminating the independent contractor arrangement with, the Buyer or one of its Subsidiaries following the Closing.

(l)	Release of Liens. The Buyer shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to the Buyer, that are necessary or appropriate to evidence the release of all Liens set forth on Schedule 9.2(l).

(m)	Legal Opinion. The Buyer shall have received a legal opinion from Mayer, Brown, Rowe & Maw LLP, substantially in the form attached hereto as Exhibit I-1 and from Richards Layton & Finger, a Professional Association, substantially in the form attached hereto as Exhibit I-2.

(n)	Solvency Certificate. The Buyer shall have received a certificate, signed by the Chief Executive Officer and the Treasurer of the Company and in form and substance reasonably satisfactory to the Buyer, to the effect that immediately after the Closing, the Company will be solvent.

(o)	Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to the Buyer that as of the Closing each Person listed on Schedule 9.2(o) has entered into and executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement.

(p)	Continued Agreements. The agreements set forth on Schedule 9.2(p) shall continue to be in full force and effect, and neither party to such agreements shall have breached such agreements, and no act or omission shall have occurred that, after notice or passage of time, would constitute a breach of such agreements by either party.

9.3	Conditions to the Obligations of the Company. The obligation of the Company to effect the Acquisition is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

(a)	Representations and Warranties. Each of the representations and warranties of the Buyer set forth in this Agreement (read without regard to any qualifications regarding materiality or material adverse effect or any similar standard or qualification) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of any earlier date) as of the Closing Date as though made on and as of the Closing Date, other than such failures to be true and correct that individually or in the aggregate would not reasonably be expected to materially adversely affect the ability of the Buyer to perform its obligations under this Agreement or to perform the Assumed Liabilities, and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

(b)	Performance of Obligations of the Buyer. The Buyer shall have performed or complied with in all material respects all of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by an authorized officer of the Buyer to such effect.

ARTICLE X
TERMINATION

10.1	Termination. This Agreement may be terminated and the Acquisition contemplated hereby may be abandoned at any time prior tothe Closing:

(a)	By mutual written consent of the Buyer and the Company;

(b)	By either the Company or the Buyer, upon written notice to the other party, if the Acquisition shall not have been consummated on or before November 15, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of such consummation to occur on or before such date;

(c)	By either the Company or the Buyer, upon written notice to the other party, if any Governmental Authority shall have issued an Order or taken any other action (which the parties shall have used their respective reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.6) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;

(d)	By the Buyer, upon written notice provided to the Company, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement which breach would, individually or in the aggregate together with all such other then uncured breaches by the Company, constitute grounds for the conditions set forth in Sections 9.2(a) or 9.2(b) not to be satisfied at the Closing Date and such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being

(d)	cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) ten (10) days after the Buyer has provided to the Company written notice of such breach and (B) three (3) Business Days prior to the Termination Date;

(e)	By the Company, upon written notice provided to the Buyer, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement which breach would, individually or in the aggregate together with all such other then uncured breaches, constitute grounds for the conditions set forth in Sections 9.3(a) or 9.3(b) not to be satisfied at the Closing Date and, such breach is not reasonably capable of being cured (i) prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) ten (10) days after the Company has provided to the Buyer written notice of such breach and (B) three (3) Business Days prior to the Termination Date; or

(f)	By the Buyer, if a Material Adverse Effect shall exist or have occurred since June 30, 2005 and such Material Adverse Effect has not been cured within ten (10) days after written notice thereof to the Company; provided, however, that no cure period shall be required for a Material Adverse Effect which by its nature cannot be cured.

10.2	Effect of Termination. In the event of termination of this Agreement by either the Company or the Buyer as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer or the Company or their respective officers or directors except for Section 4.15 (Brokers, Finders, etc.), Section 6.7 (Public Announcements), Section 6.15 (Confidentiality), this Section 10.2 and ARTICLE XII (Miscellaneous), each of which shall survive termination; provided, however, that nothing herein shall relieve any party from liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE XI
INDEMNIFICATION

11.1	Survival. All covenants and agreement of the parties made in this Agreement shall survive the Closing Date to the extent expressly provided herein. The representations and warranties of the Company contained in this Agreement shall survive the Closing Date for a period of eighteen (18) months following the Closing Date, notwithstanding any investigation at any time made by or on behalf of the party to whom made, except (a) the representations and warranties of the Company contained in Sections 4.1 (Due Organization and Power), 4.3 (Authorization and Validity of Agreement) and 4.8 (Title to Transferred Assets; Sufficiency of Assets) shall survive indefinitely, and (b) the representations and warranties of the Company contained in Sections 4.9 (Taxes), 4.12 (Employee Benefit Plans) and 4.13 (Labor Matters) shall survive until ninety (90) days following the expiration of the applicable statue of limitations or statutory tax assessment period (including all periods of extension, whether automatic or permissive). The representations and warranties of the Buyer contained in this Agreement shall terminate at the Closing. If any Claim Notice for indemnification under Section 11.3(a) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such claim is finally resolved.

11.2	Indemnification.

(a)	Following the Closing and subject to the terms and conditions of this ARTICLE XI, the Company shall indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, employees, stockholders, assigns and successors (each, an “Indemnified Party”) from and against, and shall reimburse each Indemnified Party for, any and all losses, damages, liabilities, royalties, lost profits, diminution in value, costs and expenses, including interest, penalties, court costs and reasonable attorneys’ fees and expenses, imposed upon or incurred by such Indemnified Party (“Losses”), with respect to:

(i)	any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement, any Related Agreements or in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement;

(ii)	any failure by the Company to perform or comply between the date hereof and the Closing Date with any covenant applicable to it contained in this Agreement, any Related Agreements or any certificates or other instruments delivered by the Company pursuant to this Agreement;

(iii)	any fraud with respect to or any intentional breach of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement;

(iv)	any failure by the Company to perform or comply following the Closing Date with any covenant applicable to it contained in this Agreement, any Related Agreements or any certificates or other instruments delivered by or on behalf of the Company pursuant to this Agreement which covenants require performance by the Company following the Closing Date;

(v)	any Liabilities, other than the Assumed Liabilities, of the Company or any of its Affiliates, including any Excluded Liabilities;

(vi)	all Taxes with respect to the Company or any of its assets imposed for any taxable period ending on or before the Closing Date;

(vii)	any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the Acquisition or for any such agreement to remain in full force or effect following the Closing; or

(viii)	any of the matters disclosed on Schedule 11.2(a)(viii).

(b)	During the period beginning on the Closing Date and ending on the eighteen (18) month anniversary thereof (the “Escrow Period”), any payment of indemnification required to be made pursuant to Section 11.2(a) will be made out of any of the Escrow Fund then held by the Escrow Agent. To the extent that the amount of such payment exceeds the amount of the Escrow Fund, subject to Section 11.4, the balance of such payment shall be made by the Company. To the extent that the Company’s undertakings set forth in this Section 11.2 may be unenforceable, the Company shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Buyer, subject to any cap on indemnification under this ARTICLE XI.

(c)	For the purpose of this ARTICLE XI only, any representation or warranty given or made that is qualified in scope as to materiality (including Material Adverse Effect) or qualified by the Knowledge of the Company shall be deemed to have been given or made without such qualification. The Company shall not have any right of contribution from the Buyer or any of its Affiliates with respect to any Losses claimed by an Indemnified Party. Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that an Indemnified Party may bring a claim for indemnification for any Losses under this ARTICLE XI notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such loss prior to the Closing or waived any condition to the Closing related thereto.

11.3	Procedure for Claims.

(a)	An Indemnified Party shall give the Company notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (a “Claim Notice”), within sixty (60) days of such determination, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Any failure to submit any such Claim Notice in a timely manner to the Company shall not relieve the Company of any liability hereunder, except to the extent the Company is actually prejudiced by such failure. Any Claim Notice seeking indemnification pursuant to Section 11.2(a), to the extent such claim would be satisfied out of the Escrow Fund, shall also be delivered to the Escrow Agent.

(b)	If the Company, within thirty (30) Business Days after receipt of the Claim Notice, does not give written notice to the Indemnified Party or parties (and, in the case of a claim for indemnification pursuant to Section 11.2(a), to the extent such claim would be satisfied out of the Escrow Fund, the Escrow Agent) announcing its intent to contest such claim, the claim shall be deemed accepted and the amount of the claim shall be deemed a valid claim, and the Company (or, in the case of a claim for indemnification pursuant to Section 11.2(a), to the extent such claim would be satisfied out of the Escrow Fund, the Escrow Agent, to the extent of the amount of the Escrow Fund, and then the Company) shall, within thirty (30) Business Days after expiration of the prior notice period, deliver to the Indemnified Party the amount of the Losses with respect to the claim set forth in the Claim Notice. In the event, however, that the Company contests the assertion of a claim by giving written notice to the Indemnified Party within the thirty (30)-Business Day period, then the parties shall act in good faith to reach agreement regarding such claim.

(c)	If the Company and the Indemnified Party are unable to resolve a claim for indemnification to which an objection has been made within thirty (30) days after delivery of the notice of such objection (as such period may be extended by mutual agreement between the Company and the Indemnified Party), either the Company or the Indemnified Party may serve the other with a written demand for arbitration within sixty (60) days of the expiration of such thirty (30) day period, unless the amount of the Losses at issue is a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or the Indemnified Party and the Company agree to commence arbitration. Any such arbitration shall be held in Santa Clara County, California and shall be conducted before a single arbitrator mutually agreeable to the Indemnified Party and the Company in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In the event that within forty-five (45) days after submission of any dispute to arbitration the Indemnified Party and the Company cannot mutually agree on one arbitrator, the Indemnified Party and the Company shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or, if applicable, the majority of the three arbitrators regarding any claim for indemnification to which an objection has been made shall be binding and conclusive. The decision of the arbitrator(s) shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator. The parties agree to complete such arbitration as expeditiously as reasonably possible. To the extent the decision of the arbitrator(s) relates to a claims for indemnification by a Indemnified Party pursuant to Section 11.2(a), to the extent such claim would be satisfied out of the Escrow Fund, the Buyer shall send to the Escrow Agent and the Company, within two (2) Business Days of the decision of the arbitrator(s), notice of the amount of the Losses for which the relevant Indemnified Party is entitled to indemnification pursuant to such decision. The Company (or, in the case of a claim for indemnification pursuant to Section 11.2(a), to the extent such claim would be satisfied out of the Escrow Fund, the Escrow Agent, to the extent of the amount of the Escrow Fund, and then the Company) shall, within ten (10) Business Days after the decision of the arbitrator(s), deliver to the Indemnified Party the amount of the Losses with respect to the claim.

(d)	The obligations and Liabilities of the Company under this ARTICLE XI with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this ARTICLE XI (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Company notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Company from any of its obligations under this ARTICLE XI except to the extent the Company is actually prejudiced by such failure and shall not relieve the Company from any other obligation or liability that it may have to any Indemnified Party otherwise than under this ARTICLE XI. If the Company acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Company shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if (i) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Company, or (ii) if there is a reasonable probability that such Third Party Claim may have a material adverse effect on the Indemnified Party other than as a result of money damages that are reasonably expected to be satisfied out of the funds then remaining in the Escrow Fund, then the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim, at its sole cost and expense and through counsel of its own choice; and provided further, that (w) if such Third Party Claim involves a claim for an injunction against any business or operations of the Indemnified Party, (x) if such Third Party Claim involves a criminal proceeding, action, indictment, allegation or investigation, (y) if such Third Party Claim involves any significant customer or supplier of the Buyer or any of its Subsidiaries, or (z) if the appropriate court rules that the Company failed or is failing to vigorously prosecute or defend such Third Party Claim, then the Indemnified Party shall be entitled to retain control of the defense of such Third Party Claim with counsel of its own choice (and the

Company shall be entitled to participate in the defense of such Third Party Claim, at its sole cost and expense and through counsel of its own choice). In the event the Company exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Company in such defense and make available to the Company, at the Company’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Company. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Company shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Company’s expense, all such witnesses, records, materials and information in the Company’s possession or under the Company’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Company without the written consent of the Indemnified Party.

11.4	Limitations on Indemnity Payments. Notwithstanding anything contained herein to the contrary (other than the final sentence of this Section 11.4), the maximum aggregate liability of the Company to all Indemnified Parties taken together for all Losses under Sections 11.2(a)(i) and 11.2(a)(ii) shall be limited to the Escrow Amount. Notwithstanding anything contained herein to the contrary (other than the final sentence of this Section 11.4), the Company shall not be obligated to make any indemnification payment under Sections 11.2(a)(i) and 11.2(a)(ii) and until the aggregate Losses sustained by the Indemnified Parties collectively exceeds Fifty Two Thousand Five Hundred Dollars ($52,500), and then any indemnification with respect to such Losses shall be made only to the extent of such excess. Notwithstanding the foregoing, the limitations and qualifications set forth in this Section 11.4 shall not apply to indemnification (x) for breaches of the representations and warranties contained in Section 4.8(a) (Title to Transferred Assets), or (y) under Sections 11.2(a)(iii) —11.2(a)(viii).

11.5	Distribution of Escrow Fund. On the eighteen (18) month anniversary of the Closing Date (the “Release Date”), the parties shall direct the Escrow Agent to release to the Company the remaining amount of the Escrow Fund less the aggregate amount of all Losses specified in any then unresolved indemnification claims made by any Indemnified Party pursuant to Section 11.2(a). To the extent that on the Release Date any amount has been reserved and withheld from distribution from the Escrow Fund on such date on account of an unresolved claim for indemnification and, subsequent to the Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to (i) release to the applicable Indemnified Party the amount of Loss, if any, due in respect of such claim as finally determined, and (ii) release to the Company an amount equal to the excess, if any, remaining in the Escrow Fund after the payments, if any, pursuant to the foregoing clause (i).

11.6	Treatment of Indemnification Payments. Each of the Buyer and the Company agrees to treat any payment made under this ARTICLE XI as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable income rather than an adjustment to the Purchase Price by any taxing authority, then the Company shall indemnify the Indemnified Party for any Taxes payable by the Indemnified Party or by reason of the receipt of such indemnity payment (including any payments under this Section 11.6), determined at an assumed marginal tax rate equal to the highest combined federal and state marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

ARTICLE XII
MISCELLANEOUS

12.1	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Company, to it at:

Teknowledge Corporation
1800 Embarcadero Road
Palo Alto, CA 94303
Attention: Benedict O'Mahoney
Facsimile: (650) 493-2645

with copies to:

Mayer, Brown, Rowe & Maw LLP
Two Palo Alto Square, Suite 300
3000 El Camino Real
Palo Alto, CA 94306-2112
Attention: James R. Walther
Facsimile: (650) 331-2060

(ii) if to the Buyer, to it at:

Intuit Inc.
M/S 2700C
2632 Marine Way
Mountain View, CA 94043
Attention: General Counsel, Legal Department
Facsimile: (650) 944-6622

with copies to:

O'Melveny & Myers LLP
Embarcadero Center West
275 Battery Street
Suite 2600
San Francisco, CA 94111
Attention: Michael S. Dorf
Facsimile: (415) 984-8701

12.2	Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart. Any party may execute this Agreement by facsimile signature, and the other parties will be entitled to rely on such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

12.3	Bulk Sales. The parties hereto agree to waive compliance with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transactions contemplated by this Agreement.

12.4	Further Assurances. From time to time after the Closing and without further consideration, the Company shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such documents and instruments of conveyance, assignment, transfer and delivery and take or cause to be taken such other actions as the Buyer may reasonably request in order to carry out the purpose and intention of this Agreement, including to consummate more effectively the purchase, sale, conveyance, assignment, transfer and delivery of the Transferred Assets as contemplated by this Agreement, to vest in the Buyer title to the Transferred Assets or to enable the Buyer to protect, exercise and enjoy all rights and benefits of the Company, or its Subsidiaries, with respect thereto and as otherwise appropriate to consummate the transactions contemplated by this Agreement.

12.5	Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Related Agreements constitute the entire agreement among all the parties hereto and terminate and supersede all prior agreements and understandings, oral and written, among all the parties hereto with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement as provided for herein.

12.6	No Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or Liabilities under or by reason of this Agreement.

12.7	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that the Buyer may assign in writing its rights and obligations, in whole or in part, to one or more of its wholly-owned Subsidiaries, but the Buyer shall remain jointly and severally liable with any such assignee(s) with respect to all obligations of the Buyer hereunder.

12.8	Amendment and Modification; Waiver. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing, the parties hereto may, to the extent legally permitted, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

12.9	Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court or state court sitting in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto (a) hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any state or federal court located in the State of California, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.10	Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.11	Costs and Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated and except as otherwise provided in this Agreement, the Company, on the one hand, and the Buyer, on the other hand, will each bear their own costs and expenses (including attorneys’ fees and costs) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

12.12	Casualty Losses. If there shall have been suffered between the date of this Agreement and the Closing Date any casualty or loss relating to the Transferred Assets, then at the Closing all claims to insurance proceeds or other rights of the Company against third parties relating from such casualty or loss shall (to the extent assignable) be separately assigned by the Company to the Buyer. To the extent not so assignable, the Company shall remit all proceeds received from insurers or third parties in respect of such claims to the Buyer.

12.13	Mutual Drafting. The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.

12.14	Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

12.15	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized Representative as of the date first above written.

TEKNOWLEDGE CORPORATION

By: /s/ Neil A. Jacobstein
	Name:	Neil A. Jacobstein
Title:	Chairman, Chief Executive Officer and President

INTUIT INC.

By: /s/ Greg Paulsen
	Name:	Greg Paulsen
Title:	Vice President, Corporate Development

        Exhibits and Schedules have been excluded and will be provided to the Commission upon request.